UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CARPENTER TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of 2018 Annual Meeting And Proxy Statement CARPENTER WHEN PERFORMANCE IS EVERYTHING

Carpenter's Strategy

Driving Force:
Distinctive Product and Process Capabilities

Areas of Excellence:

Technology Development

- Respond quickly to customer technical questions
- Rapidly translate customer needs into solutions
- Develop proprietary and breakthrough products
- Establish and maintain process expertise and excellence
- Capture internal "know-how"

Operational Excellence

- Be safe and compliant
- Practice System Thinking
- Develop and execute standard work
- Identify and eliminate waste
- Employ root cause problem solving
- Perform daily management
- Control key process variables

Strategic Marketing

- Think, act and execute in a future outcome manner
- Translate broad strategies into actionable plans
- Demonstrate market knowledge
- Segment and target markets based on potential value and growth
- Provide timely customer solutions
- Support the go-to-market approach and advantage

Talent Engagement

- Acquire talent on an ongoing basis
- Provide attractive mix of rewards and recognition
- Sustain a high-performance environment
- Employ a living, strategic work plan
- Develop talent based upon criticality to the organization
- Anticipate changing requirements of a shifting workforce and marketplace
- Create compelling careers

Carpenter's Strategy Driving Force: Distinctive Product and Process Capabilities Areas of Excellence: Business Purpose: Our driving force is to leverage our core technical strength in engineered materials and process capabilities to solve our customer's current and anticipated challenges. We will grow in market segments where we can provide differentiated and value-added solutions to complex problems. We will solidify our position as the industry leader by being the preferred solutions provider and providing our customers a competitive advantage. Technology Development Respond quickly to customer technical questions Establish and maintain process expertise and excellence Rapidly translate customer needs into solutions Capture internal "know-how" Develop proprietary and breakthrough products Operational Excellence Be safe and compliant Employ root cause problem solving Practice Systems Thinking Perform daily management Develop and execute standard work Control key process variables Identify and eliminate waste Strategic Marketing Think, act and execute in a future outcome manner Segment and target markets based on potential value and growth Translate broad strategies into actionable plans Provide timely customer solutions Demonstrate market knowledge Support the go-to-market approach and advantage Talent Engagement Acquire talent on an ongoing basis Develop talent based upon criticality to the organization Provide attractive mix of rewards and recognition Anticipate changing requirements of a shifting workforce and marketplace Sustain a high-performance environment Create compelling careers Employ a living, strategic work plan

September 17, 2018

Dear Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Carpenter Technology Corporation to be held on October 9, 2018, at 11:00 a.m. Eastern Daylight Time, at the Pyramid Club, 1735 Market Street, Philadelphia, Pennsylvania. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

Strategy Execution Drove Strong Fiscal Year 2018 Results with Continued Focus on Future Growth Initiatives

Our results for fiscal year 2018 demonstrate continued momentum in our business from the ongoing execution of our strategy combined with growing market demand. As our business continues to improve, we have also positioned ourselves for the future as we took actions to further develop and expand our capabilities and growing leadership positions in our key growth areas of Additive Manufacturing and Soft Magnetics.

▶

The safety of our employees remains our top priority. In fiscal year 2018, we achieved a 45% reduction in our total case incident rate. Our progress is noteworthy, with the vast majority of our employees working injury free, but we will not be satisfied with our safety results until we can achieve our core value of an injury free workplace.

▶

The execution of our solutions-focused approach with our customers continues to be a key driver for consistent backlog growth, improved product mix, expanded customer relationships, and key share gains across many of our end-use markets.

▶

The ongoing implementation of the Carpenter Operating Model continues to change the way we operate in all our facilities. We continue to realize the benefits of the way we approach our work, and our efforts in this area were responsible for unlocking meaningful incremental capacity. The manufacturing efficiencies and capacity expansion realized are, and will continue to be, critical to service growing customer demand.

▶

We continued to make progress on the Aerospace Vendor Approved Processes (“VAP”) at our Athens facility. During the year, we completed the submission of the majority of VAP approvals and have received seven approvals to date.

▶

To advance our position in Additive Manufacturing during fiscal year 2018, we acquired MB CalRAM LLC, which added immediate additive manufactured part-making capabilities to our portfolio. We also opened an additive manufacturing technology center on our Reading campus and announced plans to build a world-class Emerging Technology Center on our Athens campus. We are excited about the possibilities for additive manufacturing, and we will continue to expand our leadership position in this space with end-to-end solutions for our customers.

▶

In terms of our Soft Magnetics capabilities, we announced our plans for a significant investment in a new precision strip hot rolling mill on our Reading campus. This investment, coupled with our already impressive soft magnetics capabilities, can unlock significant growth opportunities in aerospace, consumer electronics, and the rapidly growing electric vehicle markets.

We enter fiscal year 2019 with notable momentum across our business. We remain focused on elevating our performance further and plan to continue the relentless execution of our strategy to be the preferred solutions provider in specialty materials with a reputation for zero injuries, unquestionable quality, intimate customer connections, innovative growth, creative technology and engaged talent.

Thank you for your continued support and confidence in Carpenter. I hope you can join us at the Annual Meeting.

Sincerely, Tony R. Thene President & Chief Executive Officer

Notice of Annual Meeting of Stockholders

Carpenter Technology Corporation will hold its 2018 Annual Meeting of Stockholders at the Pyramid Club, 1735 Market Street, Philadelphia, Pennsylvania 19103 on Tuesday, October 9, 2018, at 11:00 a.m. We will vote on the following matters:

1.	The election of three directors to three-year terms expiring in 2021;

2.	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm for fiscal year 2019;

3.	Approval of our named executive officers’ compensation, in an advisory vote; and

4.	Any other business that is properly presented at the meeting.

Only stockholders who were record owners of our common stock at the close of business on August 10, 2018, may vote at the meeting. A list of those stockholders will be available at the meeting and during the ten days before the meeting at Carpenter’s office of the Corporate Secretary, 1735 Market Street, 15th Floor, Philadelphia, Pennsylvania 19103. Carpenter’s Board of Directors solicits this proxy.

How to Vote:

It is important that you vote your shares. We encourage you to take advantage of the easy and cost-effective internet and telephone voting that Carpenter offers.

Internet: Visit the website listed on your proxy card. You will need the control number that appears on your proxy card when you access the web page.	Mail: Complete and sign the proxy card and return it in the enclosed postage pre-paid envelope.

Telephone:

If your shares are held in the name of a broker, bank, or other nominee: Follow the telephone voting instructions, if any, provided on your proxy card. If your shares are registered in your name: Call 1-800-690-6903 and follow the telephone voting instructions. You will need the control number that appears on your proxy card when you call.

In Person:

You may attend the Annual Meeting and vote by ballot. Your admission ticket to the Annual Meeting is either attached to your proxy card or is in the e-mail by which you received your Proxy Statement.

Important notice regarding the availability of proxy materials for the annual meeting to be held on October 9, 2018. This Proxy Statement and our Annual Report to Stockholders for the fiscal year ended June 30, 2018, are available electronically at www.proxyvote.com.

Selected information from Carpenter’s 2018 Annual Report on Form 10-K, including financial statements, is being delivered along with this Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to stockholders on or about September 17, 2018.

On behalf of the Board of Directors,

James D. Dee,

Vice President, General Counsel and Secretary

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Safe Harbor Statement: Please refer to the Safe Harbor Statement in our Form 10-K for information about factors that could cause future results to differ materially from forward-looking statements, expectations, and assumptions expressed or implied in this proxy statement.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Proxy Summary

Annual Meeting of Stockholders Meeting Date: October 9, 2018 Time: 11:00 a.m. Place: Pyramid Club, 1735 Market Street, Philadelphia, Pennsylvania 19103 Record Date: August 10, 2018

This summary gives you an overview of selected information in this year’s proxy. Please read the entire proxy before voting.

Agenda and Voting Matters

Proposal	Board Recommendation	Page Reference
1. Election of three directors to three-year terms expiring in 2021	For all nominees	9
2. Ratification of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2019	For	30
3. Advisory vote to approve the compensation of our named executive officers	For	34

Director Nominees: Terms to Expire 2021

Name	Director Since	Experience and Qualifications	Board Committees	Board Tenure
Dr. Philip M. Anderson	2007	Product development and Innovation; Intellectual Property	▶ Audit/Finance ▶ Science and Technology	11 years
Kathleen Ligocki	2017	Chief Executive Officer; Commercial/Operations	▶ Compensation ▶ Corporate Governance ▶ Strategy	10 months
Dr. Jeffrey Wadsworth	2006	Chief Executive Officer; International; Research and Development	▶ Audit/Finance ▶ Science and Technology	12 years

Board Composition Board Tenure Diversity of skills and experience 9: Current or former CEOs 9: Independent 10: Industry experience 5: Financial expertise 6: Operating or manufacturing experience 2: 0 - 3 years 1: 4 - 9 years 3: 10 - 14 years 4: 15+ years Average Tenure 11.5 years

6	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Proxy Summary • Governance Highlights

Governance Highlights:

Our commitment to good corporate governance is illustrated by the following practices:

▶	Board independence (9 out of 10 directors are independent)

▶	Strong corporate governance guidelines and policies

▶	Diversity of Board skills and experience

▶	Robust stock ownership guidelines for Directors and Executive Management

▶	Directors attended 100% of all Board and Committee meetings in fiscal year 2018

▶	Separate Chairman and Chief Executive Officer

▶	Succession planning process
▶	Majority voting with Director resignation policy for uncontested elections

▶	Stockholder outreach program

▶	Director training and education

▶	Annual Board and Committee evaluations

▶	Mandatory retirement policy

▶	Board risk oversight and assessment

▶	Independent Directors meet in executive sessions without management present

Compensation Governance Practices

Our executive compensation program reflects the Board’s strong commitment to good governance.

What we do

Balanced portfolio: The program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics (financial and operational goals, in addition to Adjusted Earnings Before Interest, Taxation, Depreciation and Amortization (“EBITDA”) and Total Stockholder Return (“TSR”)).

Double trigger benefits: The Compensation Committee has implemented a double trigger for change-in-control separation benefits. This means that a change in control of Carpenter alone does not trigger any severance obligations to our Named Executive Officers (“ NEOs”) under our Change in Control Severance Plan.

Committee discretion to reduce annual cash incentive: The Compensation Committee retains discretion to reduce, but not increase, annual cash incentive payouts for NEOs in appropriate circumstances.

Equity ownership guidelines: We maintain equity ownership guidelines that require Corporate Vice Presidents and above to achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary. For the CEO, the level is 5x base salary; for Senior Vice Presidents, 3x base salary; and for Corporate Vice Presidents, 2x base salary.

Independent compensation consultants: We engage independent compensation consultants who provide information to support the Compensation Committee’s work, including a peer group analysis, market compensation data, and an analysis of various compensation instruments and metrics.

Risk assessment: The Compensation Committee reviews an annual assessment by the independent compensation consultant to confirm that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters.

What we don’t do

No excise tax gross-ups: The compensation program does not include any change-in-control tax gross-ups to our executives.

No dividend payments on unearned restricted stock units: We do not pay or accrue dividends on unearned restricted stock units.

Limited perquisites: We do not provide excessive perquisites to our NEOs. Those offered are primarily financial and tax counseling, tax preparation, medical examinations, relocation expenses and parking fee reimbursements at our Philadelphia headquarters.

No hedging/pledging of company stock: Our policy prohibits hedging or pledging of Carpenter stock by NEOs.

No option repricing: Our long-term incentive plan does not permit repricing of stock options without stockholder approval. Additionally, the plan does not permit Carpenter to offer a cash buyout of underwater options.

No employment contracts: We do not provide employment contracts to our NEOs.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	7

Proxy Summary • Stockholder Engagement and Advisory Say-On-Pay Vote

Stockholder Engagement and Advisory Say-On-Pay Vote

Since 2012, we have provided stockholders an annual say-on-pay advisory vote on compensation of our NEOs. We are very pleased that stockholders expressed their support of our compensation practices.

Pay for Performance

Our compensation program targets market median positioning, but delivers the majority of that compensation through performance-based compensation elements. This ensures proper alignment with our stockholders and ties the ultimate value delivered to NEOs (above/below target) to Carpenter’s performance.

Target Direct Compensation Mix – CEO

16% Restricted Stock Units (Time) 19% Base Salary 19% Target Bonus 31% Restricted Stock Units (Target Performance) 15% Stock Options 65% Performance Based

Target Direct Compensation Mix – NEOs*

11% Restricted Stock Units (Time) 33% Base Salary 24% Target Bonus 21% Restricted Stock Units (Target Performance) 11% Stock Options 56% Performance Based

*	Represents target pay mix for Messrs. Audia, Haniford, and Dee.

8	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Proposal 1: Election of Directors

Carpenter has a strong Board, bringing diverse experience and perspectives in areas vital to our business of manufacturing, fabricating and distributing specialty metals, including products for critical industries in aerospace, defense, energy, medical, and industrial and consumer end-use markets.

Our Board has ten directors that serve in three classes, with each class serving for three-year terms. The term of office of one class of directors expires each year at the Annual Meeting. Dr. Philip M. Anderson, Kathleen Ligocki and Dr. Jeffrey Wadsworth have been re-nominated for election at the 2018 Annual Meeting of Stockholders to serve for an additional term. If elected, their terms will expire at the 2021 Annual Meeting.

Unless otherwise directed by the stockholders, the shares represented by proxies will be voted for the three nominees. Each nominee has consented to being nominated as a director and is expected to serve as a director if elected.

Majority voting standard: Generally, directors will be elected by a majority of the votes cast. In the event of a contested election, where the number of candidates exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

Resignation policy: If an incumbent director fails to obtain the required majority vote in an uncontested election, that director must promptly tender a resignation to the Board. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. The Board will then decide whether to accept or reject the resignation, and publicly disclose its decision, within 90 days following certification of the election results.

Mandatory retirement policy: All non-management directors must retire at the Annual Meeting of Stockholders that occurs after the director attains age 72 unless the Board determines there are extraordinary circumstances that warrant a longer tenure. A management director (officer of Carpenter) must retire from the Board at the earlier of attaining age 65 or retiring as an officer of Carpenter.

Nomination Process and Criteria for Selection

The Board’s Corporate Governance Committee is responsible for identifying and recommending qualified individuals to become members of the Board of Directors. Candidates are considered for nomination based upon various criteria, including their general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment. The Corporate Governance Committee will review and consider any candidates for director recommended by a stockholder of record who is entitled to vote at an annual meeting and who satisfies the notice, information and consent provisions set forth in Carpenter’s By-laws. The Corporate Governance Committee will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. The Corporate Governance Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter’s website at www.cartech.com.

In evaluating candidates to recommend to the Board of Directors, the Corporate Governance Committee considers whether a candidate enhances the diversity of the Board. The Corporate Governance Committee considers a number of characteristics, including each candidate’s professional background and capabilities, knowledge of specific industries, and experience working outside the United States. We believe the foremost responsibility of a Carpenter director is to represent the interests of stockholders as a whole, which requires directors to have time available to devote to Board activities. Accordingly, Carpenter seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter. Carpenter believes there should be a majority of independent directors on the Board, and it is our policy to avoid nominating outside professionals, such as lawyers, investment bankers, or accountants, whose firms provide services to Carpenter.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	9

Proposal 1: Election of Directors

Director Skills Summary

Our Board of Directors brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable stockholder value creation.

Director Name	CEO Experience	Key Industry Experience	Operational Manufacturing Experience	Financial Expertise	Strategy Experience	International	R&D or Innovation Experience
Dr. Philip M. Anderson	⬛	⬛					⬛
I. Martin Inglis		⬛	⬛	⬛	⬛	⬛	⬛
Steven E. Karol	⬛	⬛	⬛	⬛	⬛	⬛
Kathleen Ligocki	⬛	⬛	⬛		⬛	⬛
Robert R. McMaster	⬛	⬛		⬛	⬛
Gregory A. Pratt	⬛	⬛	⬛	⬛	⬛		⬛
Tony R.Thene	⬛	⬛	⬛	⬛	⬛	⬛
Kathryn C.Turner	⬛	⬛	⬛		⬛	⬛	⬛
Dr. Jeffrey Wadsworth	⬛	⬛			⬛		⬛
Stephen M. Ward Jr.	⬛	⬛			⬛	⬛	⬛

FOR	The Board of Directors recommends that you vote FOR the election of Dr. Philip M. Anderson, Kathleen Ligocki and Dr. Jeffrey Wadsworth.

10	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Proposal 1: Election of Directors

Nominees

Terms to Expire 2021

Dr. Philip M. Anderson

Dr. Anderson is a Professor of Engineering Physics at Ramapo College of New Jersey, where he has taught since 1990. He holds more than 100 foreign and 37 U.S. patents, and was named Inventor of the Year by the New Jersey Inventor’s Hall of Fame in 2001. He also is a respected consultant on technical and intellectual property matters related to new technology and product development for Fortune 100 companies, with particular emphasis on security systems, medical devices, sensors, magnetics, and materials.

Before he started teaching, Dr. Anderson was founder, President and Chief Executive Officer of Identitech Corp. from 1986 to 1988, and new venture manager and senior research physicist at Allied Corp. (now Honeywell Corp.) from 1979 to 1986. Dr. Anderson received his B.S. in physics in 1970 from Widener University, M.S. degrees in both physics and electrical engineering from Drexel University in June 1977, and a Ph.D. in physics from Drexel in 1979.

Professor of Engineering Physics, Ramapo College AGE DIRECTOR SINCE 70 2007 COMMITTEES ▶ Audit/Finance ▶ Science and Technology CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0
Qualifications
▶ Product Development and Innovation ▶ Intellectual Property ▶ Key Industry Experience

Dr. Anderson’s qualifications include, among other things, new product development and his strong background in the intellectual property area of the metals industry as an inventor, teacher and entrepreneur. In addition, Dr. Anderson’s experience as a Chief Executive Officer contributes to his valued perspective on our Board.

Kathleen Ligocki

Kathleen Ligocki has served as the CEO of Agility Fuel Solutions, a leader in sustainable clean energy storage and propulsion solutions for commercial vehicles around the world since 2015. From 2014 to 2015, Ms. Ligocki served as the Chief Executive Officer of Harvest Power, one of the leading organics management companies in North America with a mission to create a more sustainable future by transforming organic wastes into bioenergy and soil amendment products. From 2012 to 2014, she worked as an Operating Partner at Kleiner Perkins Caufield & Byers, one of Silicon Valley’s top venture capital providers. From 2010 to 2012, Ms. Ligocki served as Chief Executive Officer of Next Autoworks, an auto company with a unique low-cost business model. From 2008 to 2009, Ms. Ligocki served as Chief Executive Officer of GS Motors, a Mexico City-based auto retailer owned by Grupo Salinas, a large Mexican conglomerate. From 2003 to 2007, she served as Chief Executive Officer of Tower Automotive, a Fortune 1000 global auto supplier. Ms. Ligocki also founded her own firm, Pine Lake Partner, a consultancy firm focused on start-ups and turnarounds. She has held executive positions at Ford and United Technologies where she led operations in the Americas, Europe, Africa, the Middle East and Russia. She started her career at General Motors in manufacturing leadership, sales and strategy/program management.

Ms. Ligocki earned a bachelor’s degree with highest distinction from Indiana University Kokomo and holds an MBA from the Wharton School at the University of Pennsylvania. She also has been awarded honorary doctorate degrees from Indiana University Kokomo and Central Michigan University. Currently she serves on the boards of Agility Fuel Solutions and Lear Corporation, a publicly traded Fortune 200 automotive supplier. She is also a board member at the Indiana University Foundation.

CEO of Agility Fuel Solutions AGE DIRECTOR SINCE 61 2017 COMMITTEES ▶ Compensation ▶ Corporate Governance ▶ Strategy CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1 ▶ Lear Corporation (Since 2012)
Qualifications

▶ Chief Executive Officer ▶ International ▶ Key Industry Experience ▶ Operational Manufacturing Experience

Ms. Ligocki’s qualifications include, among other things, her Chief Executive Officer experience and leadership skills. Her international knowledge and operational manufacturing experience brings valuable insight to the Board.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	11

Proposal 1: Election of Directors

Dr. Jeffrey Wadsworth

Dr. Wadsworth, now retired, was President and Chief Executive Officer of Battelle, a research and development enterprise headquartered in Columbus, Ohio from January 2009 to September 2017. He formerly was Executive Vice President, Global Laboratory Operations at Battelle, Director of Oak Ridge National Laboratory, Chief Executive Officer and President of UT-Battelle LLC, and Senior Vice President for U.S. Department of Energy Science Programs at Battelle. Previously, he was Director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office during the formation of the U.S. Department of Homeland Security. From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California, where from 1995 he was Deputy Director for Science and Technology. Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division.

Dr. Wadsworth was elected to the U.S. National Academy of Engineering in 2005, has been elected Fellow of three technical societies, and holds numerous awards and honors. Dr. Wadsworth holds a bachelor’s degree in metallurgy, a Ph.D., and D.Met, and D.Eng. degrees from Sheffield University, England.

Retired President and Chief Executive Officer, Battelle

AGE                           DIRECTOR SINCE

68                    2006

COMMITTEES

▶  Science and Technology (Chair)

▶  Audit/Finance

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1

▶  3D Systems (since 2017)

Qualifications
▶ Chief Executive Officer ▶ Research and Development ▶ Key Industry Experience

Dr. Wadsworth’s qualifications include, among other things, his strong background in Carpenter’s precise area of focus—metallurgy. Additionally, Dr. Wadsworth’s significant leadership experience in the research and development arena enriches his contributions to the Board, particularly with respect to innovation and strategy matters.

Terms to Expire 2020

Steven E. Karol

Mr. Karol is Managing Partner and founder of Watermill Group, a private investment firm specializing in strategic and operational management. He serves on the Boards of private companies owned by the Watermill Group, including Tenere, Inc., Quality Metalcraft, Inc., Enperi-Metal, Inc., and Copper and Turner, LTD. Additionally, Mr. Karol is Chairman of the Board and CEO of HMK Enterprises, Inc., a privately-held investment company. From 2006 through February 2012, Mr. Karol served as a Director of Latrobe Specialty Metals, Inc. (“Latrobe”), a manufacturer and distributor of high performance materials, which was partially owned by the Watermill Group during this time period and was acquired by Carpenter in February 2012.

Mr. Karol is currently a member of the Board of Advisors of J. Walter Company. He has also served as Chairman of the Board at Mooney Aircraft Company, Director and Chairman of the Audit Committee at StockerYale, and as a Director for Jeepers! Inc., Intelligent Energy Limited, Inter-Tel Corp., Superior Tubes, and Fine Tubes.

Mr. Karol is currently a member of the Young President’s Organization-Gold and has served as a member of the leadership team for this organization. During this time, Mr. Karol served on the International Board of Directors (1991—2001), Chairman of Strategic Planning (1993—1996), and as International President (1998—1999). He is currently a trustee of Tufts University and is Chairman of the Board of Advisors for the School of Engineering. He received the 2009 Tufts Distinguished Service Award. He is also past Chairman of the Board of Trustees of Vermont Academy, and a Director Emeritus at the Brain Tumor Society. In addition, he is a co-founder and President of the Herbert M. Karol Cancer Foundation. He formerly served as a member of the Board of Overseers of the Boston Symphony Orchestra and he is a Trustee Emeritus of the Boston Ballet.

Managing Partner, Watermill Group; Chairman and Chief Executive Officer, HMK Enterprises, Inc.

AGE                           DIRECTOR SINCE

64                    2012

COMMITTEES

▶  Strategy (Chair)

▶  Corporate Governance

▶  Compensation

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0

Qualifications

▶ Chief Executive Officer ▶ Deep Industry Knowledge ▶ Strategic Experience ▶ Financial Knowledge

Mr. Karol’s qualifications include, among other things, his extensive business experience and experience as a Chief Executive Officer and Chairman of the Board, which enable him to contribute to the Board’s operational and growth initiatives. In addition, Mr. Karol’s experience as a Director of Latrobe (now a wholly-owned subsidiary of Carpenter) enhances his contributions to the Board, particularly with respect to his industry knowledge and expertise.

12	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Proposal 1: Election of Directors

Robert R. McMaster

Mr. McMaster held various positions at KPMG, LLP, an international audit, advisory and tax services firm, from May 1970 to June 1997, including Ohio Valley Area Managing Partner. He served from 1992 to 1997 as a member of KPMG’s Management Committee. From June 1997 to February 2005, Mr. McMaster was Chairman and Chief Executive Officer of Westward Communications and President and Chief Executive Officer of its successor company, ASP Westward Holdings, publishers of community newspapers in Texas, Arkansas, and Colorado.

Mr. McMaster serves as Chairman of the Board and Audit Committee Chairman of Sally Beauty Holdings Inc., a public company listed on the NYSE. Additionally, from September 2008 through May 2013, Mr. McMaster served as Senior Financial Advisor to the Chairman of Worthington Industries, a diversified metal processing company. He also is a former Board member of American Eagle Outfitters, Inc. and Dominion Homes Inc.

He has been active in a wide variety of community affairs organizations in the Columbus, Ohio region. He received his B.S. magna cum laude in accounting from Miami University, Oxford, Ohio in 1970, and is the recipient of the Haskins & Sells Foundation Award for excellence in accounting.

Retired Chairman and Chief Executive Officer, Westward Communications; Prior Area Managing Partner, KPMG, LLP

AGE                          DIRECTOR SINCE

70                    2007

COMMITTEES

▶  Audit/Finance

▶  Strategy

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1

▶  Sally Beauty Holdings Inc. (Since 2006)

FORMER DIRECTORSHIPS

▶  American Eagle Outfitters, Inc.

▶  Dominion Homes Inc.

Qualifications
▶ Chief Executive Officer ▶ Accounting and Finance

Mr. McMaster’s qualifications include, among other things, his extensive accounting and financial expertise and background as managing partner at a large international firm providing audit, tax and advisory services.

Gregory A. Pratt

Mr. Pratt is the Chairman of the Board of Directors and served as interim President and Chief Executive Officer of Carpenter in fiscal years 2010 and 2015. Mr. Pratt is former Vice Chairman and director of OAO Technology Solutions, Inc. (“OAOT”), an information technology and professional services company. He joined OAOT in 1998 as President and Chief Executive Officer after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt. Mr. Pratt served as President and Chief Operations Officer of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as Chief Financial Officer and President, of Atari (US) Corporation from 1984 through 1991.

Mr. Pratt serves as Chairman of the Nominating and Governance Committee and a member of the Audit Committee at Tredegar Corporation, a public company listed on the NYSE. He served as a Director and Audit Committee Chairman of AmeriGas Propane, Inc., a public company listed on the NYSE for 7 years.

Mr. Pratt is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors, which is a rigorous suite of courses spanning leading practices for boards and committees. He also was appointed to serve a three-year term on the Standing Advisory Group of the Public Company Accounting Oversight Board ending November 2016. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Chairman, Carpenter Technology Corporation; Prior Vice Chair, OAO Technology Solutions, Inc.

AGE                           DIRECTOR SINCE

69                    2002

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1

▶  Tredegar Corporation
(Since 2014)

FORMER DIRECTORSHIPS

▶  AmeriGas Propane, Inc.

▶  OAO Technology Solutions

▶  Intelligent Electronics

▶  Atari Corporation

Qualifications

▶ Finance ▶ Information Technology ▶ Operations ▶ International

Mr. Pratt’s qualifications include, among other things, his extensive financial expertise, his leadership skills, and significant operational and international management experience as president of a large public company, all of which contribute to the valuable perspective Mr. Pratt brings to our Board of Directors.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	13

Proposal 1: Election of Directors

Tony R. Thene

Mr. Thene joined Carpenter in January 2013 and served as Senior Vice President and Chief Financial Officer until his appointment as President and Chief Executive Officer in July 2015. Prior to joining Carpenter, Mr. Thene served as the Chief Financial Officer of the Engineered Products and Solutions Business Group at Alcoa, Inc. from 2010 until 2013. Previously, he served as Vice President and Chief Accounting Officer of Alcoa, where he was responsible for the company’s worldwide accounting systems and records, corporate fiduciary financial processes, and the preparation and filing of Alcoa’s financial statements and reports, as well as the Global Financial Services and Information Systems areas. In his 23-year career at Alcoa, he held a variety of positions, including Director, Investor Relations; Chief Financial Officer for the Flat Rolled Products Group; Chief Financial Officer for Alcoa World Alumina and Chemicals; and manufacturing manager for the Alumina Chemicals business. Mr. Thene is also a member of the Furman University Board of Trustees in Greenville, South Carolina.

Mr. Thene earned his undergraduate degree in Accounting from Indiana State University and his MBA from Case Western Reserve University, Cleveland, Ohio. He is also a Certified Public Accountant.

President and Chief Executive Officer, Carpenter Technology Corporation AGE DIRECTOR SINCE 57 2015 COMMITTEES ▶ Strategy CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0
Qualifications

▶ Finance ▶ Information Technology ▶ Operations	Mr. Thene’s qualifications include his extensive accounting and financial knowledge, operational and manufacturing experience, and his leadership skills.

Terms to Expire 2019

I. Martin Inglis

Mr. Inglis joined Battelle, a research and development enterprise headquartered in Columbus, Ohio, in 2004, and served as Executive Vice President and Chief Operating Officer, retiring in July 2014. Through July 2013, he also served as Chief Financial Officer. Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company. He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets. He was named head, Global Products and Business Strategy, and elected a corporate Vice President in 1996; President, Ford South America, in 1999; head, Ford North America, in 2000; and Chief Financial Officer in 2001. Mr. Inglis also served on the Advisory Board of three venture funds (Reservoir Ventures, Battelle Ventures, and Fletcher Spaght), stepping down in mid-2015 from the first two and 2018 from the last.

Mr. Inglis is active in local charities and serves on the Board of the Breckenridge Music Institute. He served as the Chairman of the Columbus Symphony Orchestra for six years through 2014. He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland.

Retired Chief Operating Officer, Battelle; Previous Chief Financial Officer, Ford Motor Company

AGE                           DIRECTOR SINCE

67                    2003

COMMITTEES

▶  Audit/Finance (Chair)

▶  Strategy

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Finance ▶ Strategic Experience ▶ Labor Relations

Mr. Inglis’ qualifications include, among other things, his extensive financial expertise and background as a Chief Financial Officer in both the public and private sectors. Additionally, Mr. Inglis’ substantial operational and labor relations experience and broad international knowledge enable him to provide valuable perspective to support Carpenter’s growth strategies.

14	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Proposal 1: Election of Directors

Kathryn C. Turner

Ms. Turner is Chairperson, Chief Executive Officer and President of Standard Technology, Inc. Ms. Turner founded Standard Technology, a management and technology solutions firm with a focus in the Department of Defense sector, in 1985. Standard Technology is headquartered in Bethesda, Maryland.

Ms. Turner has a B.S. in Chemistry from Howard University. She currently serves on the National Capital Area Chapter Board of the National Association of Corporate Directors, and on the Advisory Board of the Smithsonian Institute Libraries.

Ms. Turner has served on the President’s Export Council, the ExIm Bank Advisory Committee, the Commission on the Future of Worker-Management Relations, and the Defense Policy Advisory Committee on Trade.

Chairperson, Chief Executive Officer and President, Standard Technology, Inc.

AGE                           DIRECTOR SINCE

71                    1994

COMMITTEES

▶  Compensation (Chair)

▶  Corporate Governance

▶  Science and Technology

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0

FORMER DIRECTORSHIPS

▶  ConocoPhillips

▶  Schering-Plough

▶  The Tribune Corporation

▶  COMSAT

Qualifications
▶ Chief Executive Officer ▶ Research and Development ▶ Key Industry Experience ▶ IT Background

Ms. Turner’s qualifications include, among other things, her expansive Board leadership expertise and Chief Executive Officer experience, which enable her to provide a wide range of perspectives on governance and management issues. Ms. Turner’s knowledge of the defense aerospace industry, one of Carpenter’s markets, makes her well suited for addressing strategy matters. Ms. Turner also has knowledge of cybersecurity issues.

Stephen M. Ward, Jr.

Mr. Ward is the retired President and Chief Executive Officer of Lenovo Corporation, the international computer company formed by the acquisition of IBM’s PC business by Lenovo of China. Prior to joining Lenovo, he was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division, and the Printing Systems Division. In his 26-year career with IBM, Mr. Ward also served as IBM’s Chief Information Officer and Vice President, Business Transformation, directing business process and information technology investments. Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM products and services to all manufacturing and industrial companies worldwide. In the mid-1990’s, he served as General Manager, IBM ThinkPad, in the IBM Personal Computer Company. He began his career at IBM as an engineer in the Storage Products Division. He held various management positions in manufacturing, production control, and project development for disk drive, tape, and optical storage projects and software development, and was also an assistant to the IBM chairman. Mr. Ward is a co-founder of E2open (a provider of supply chain management tools) and C3-IOT (a developer of “Internet of Things” enterprise platforms and software applications). He serves on the Board of C3-IOT, where he is also Compensation Committee Chairperson. Mr. Ward also serves on the Board of KLX Inc. where he is a member of the Compensation and Governance committees. He holds a B.S. degree in mechanical engineering from California Polytechnic State University at San Luis Obispo.

	Retired President and Chief Executive Officer, Lenovo Corporation
	AGE	DIRECTOR SINCE
	63	2001
	COMMITTEES ▶ Corporate Governance (Chair) ▶ Compensation ▶ Science and Technology CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1 ▶ KLX Inc. (since 2014)
Qualifications

▶ Chief Executive Officer ▶ Information Technology ▶ Innovation ▶ International Markets Experience

Mr. Ward’s qualifications include, among other things, his broad executive experience and focus on innovation, which enable him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, and international growth.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	15

Corporate Governance

Carpenter’s business, property and affairs are managed under the direction of its Board of Directors in accordance with the General Corporation Law of the State of Delaware and Carpenter’s Certificate of Incorporation and By-Laws. While Carpenter’s non-employee directors are not involved in day-to-day operating details, they are kept informed of Carpenter’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter’s officers during meetings of the Board of Directors and its committees.

Board Information

Majority Voting Standard for Election of Directors

The By-Laws have been amended to provide that directors will be elected by a majority of the votes cast except in the event of a contested election, where the number of candidates for election exceeds the number of directors to be elected. In a contested election, directors will be elected by a plurality of the votes cast.

Board Independence

In determining independence, each year the Board evaluates whether directors have a “material relationship” with Carpenter. To assess the “materiality” of a director’s relationship with Carpenter, the Board considers all relevant facts and circumstances, including the individuals or organizations with which the director has an affiliation. When a director is affiliated with one of Carpenter’s service providers or customers, the Board considers how often or regularly services are provided, whether the services are being carried out at arm’s length in the ordinary course of business, and whether the services are being provided substantially on the same terms as those prevailing at the time for unrelated parties in comparable transactions.

Mr. Thene was appointed Carpenter’s President and CEO and a member of Carpenter’s Board of Directors effective July 1, 2015. With the exception of Mr. Thene, all other members of the Board of Directors qualify as independent directors under the applicable requirements of the SEC and NYSE. Board committees also satisfy applicable requirements for certain of their members to qualify as independent directors.

Board Leadership Structure

At Carpenter, the roles of Chairman and Chief Executive Officer are split into two separate positions. The Board believes this split is the most appropriate leadership structure for Carpenter in order to clearly distinguish the functions of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows our Chief Executive Officer to concentrate on operational and strategic issues while the Chairman focuses on governance and Board leadership.

Meetings of the Board, Committees, and Independent Directors

Carpenter expects attendance and active participation by directors at Board and committee meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2018.

16	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Corporate Governance • Board Information

As required by Carpenter’s Corporate Governance Guidelines, the independent directors of the Board meet in an executive session at least twice per year to review the performance of the Chief Executive Officer and to address any other matters of concern. Gregory A. Pratt, Chairman of the Board, presided over all executive sessions in fiscal year 2018.

Board/Committee	# Meetings Held
Full Board	Total: 7
Audit/Finance	10
Corporate Governance	5
Compensation	7
Science and Technology	5
Strategy	5
Total Committee Meetings	Total: 32
Executive Sessions (Independent directors meet without management present)	5
Annual Meeting of Stockholders	1
Average Director Attendance	100%
All directors attended last year’s Annual Meeting and are expected to attend in 2018

Board Committees

The Board of Directors has three standing committees: Audit/Finance, Corporate Governance, and Compensation. The Board currently also has two additional committees: Science and Technology, and Strategy. The Board periodically establishes ad hoc committees, on an interim basis, to assist the Board with specific matters when prudent and advisable. Summary information about each committee is shown in the following table.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	17

Corporate Governance • Board Information

Significant Functions of the Committee

Audit/Finance Committee

▶   Assists the Board in its oversight of the integrity of Carpenter’s financial statements:

•   qualifications, independence and performance of Carpenter’s independent registered public accounting firm;

•   performance of Carpenter’s internal audit personnel; and

•   overall compliance with accounting, legal, regulatory, ethical and business conduct requirements.

▶   Selects the independent registered public accounting firm and provides a recommendation to the Board with respect to including the company’s audited financial statements in the Annual Report on Form 10-K.

▶   Reviews and provides recommendations to the Board relating to major financial matters affecting the company.

COMMITTEE AND MEMBERS I. Martin Inglis, Chair Philip M. Anderson Robert R. McMaster Jeffrey Wadsworth ▶ All members are independent ▶ All members are financially literate under NYSE standards

Corporate Governance Committee

▶   Functions as a nominating committee with respect to directors:

•   assists the Board in identifying qualified individuals to become directors; and

•   recommends the overall composition of the Board and its committees.

▶   Assists the Board in developing, implementing and monitoring a set of corporate governance principles for the company, and overseeing processes to assess the performance and effectiveness of the Board, its committees and Carpenter’s management.

▶   Ensures orderly succession at the Board and management levels.

COMMITTEE AND MEMBERS Stephen M. Ward, Jr., Chair Steven E. Karol Kathleen Ligocki Kathryn C. Turner ▶ All members are independent

Compensation Committee

▶   Establishes the philosophy for executive compensation.

▶   Designs and oversees administration of Carpenter’s equity and incentive compensation plans.

▶   Reviews and approves compensation of Carpenter’s executive officers.

▶   Reviews and approves annually the corporate goals and objectives relevant to compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives.

▶   Reviews succession plans for Carpenter’s CEO and executive officers.

▶   Assists the Board with other human resource matters, including overseeing management’s work to promote organizational effectiveness, leadership development, and the design and administration of employee benefits programs.

COMMITTEE AND MEMBERS Kathryn C. Turner, Chair Steven E. Karol Kathleen Ligocki Stephen M. Ward, Jr. ▶ All members are independent

18	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Corporate Governance • Board of Directors’ Role in Risk Oversight

Significant Functions of the Committee

Science and Technology Committee

▶   Reviews and monitors major scientific or technological developments that could affect Carpenter’s current business or operations or implicate significant strategic planning or considerations for the future.

▶   Makes periodic recommendations to the Board concerning major developments or potential business opportunities for Carpenter with respect to scientific or technological matters.

COMMITTEE AND MEMBERS Jeffrey Wadsworth, Chair Philip M. Anderson Kathryn C. Turner Stephen M. Ward, Jr. ▶ All members are independent

Strategy Committee

▶   Ensures that Carpenter has developed a relevant operative strategy for the company’s industry and markets.

▶   Reviews and monitors implementation and maintenance of the corporate strategy.

▶   Reviews implementation of the corporate strategy through capital investments and corporate developments, including acquisitions, divestitures, joint ventures, strategic alliances and facility utilization.

COMMITTEE AND MEMBERS Steven E. Karol, Chair I. Martin Inglis Kathleen Ligocki Robert R. McMaster Tony R. Thene ▶ All members are independent except Mr. Thene, Carpenter’s President and CEO

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors management’s processes for operating Carpenter’s business, including risk management. The Board’s oversight of risk includes monitoring management’s work to identify risks and manage risk parameters, including those relating to enterprise, financial, operational, business and reputation risks.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that understands and is committed to risk management and also incorporates business integrity into Carpenter’s overall corporate strategy and day-to-day business operations.

Oversight of Carpenter’s risk management processes is an important part of Board and committee work throughout the year.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	19

Corporate Governance • Stockholder Engagement and Communication with the Board

Risk Oversight Role and Responsibilities

Full Board

The full Board oversees management’s processes for managing significant strategic and business risks, such as those relating to our products, markets, capital investments, and cybersecurity.

.

Audit/Finance Committee	Corporate Governance Committee	Compensation Committee	Strategy Committee	Science and Technology Committee
Oversees management’s processes for managing business and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw materials	Oversees management’s processes for managing the risks associated with governance issues, such as the independence of the Board and key executive succession

Sets incentive metrics and the mix of incentive pay for executive compensation plans and policies; strives to drive high performance while avoiding an inadvertent incentive to take risks beyond the established risk parameters

Oversees management’s processes for the continual development, implementation and maintenance of Carpenter’s corporate strategy, and ensures that the annual business plan is aligned with and supports the corporate strategy

Oversees management’s processes for managing the risks associated with major scientific or technological developments that could affect business, operations or strategic planning

Management

Carpenter’s risk-management processes include continuous work to assess and analyze the most likely areas of future risk and to address them in our long-term planning process and in our daily risk management activities.

Stockholder Engagement and Communication with the Board

Carpenter has long supported a robust investor relations program to communicate regularly with investors about economic, financial, operational and strategic matters. As a result of institutional investors’ changing practices, the Board worked with management to establish further engagement with investors’ governance personnel to discuss leadership, compensation, social responsibility and other governance matters. The Board appointed James D. Dee as Chief Governance Officer to assist the Board in understanding stockholders’ priorities and views on an ongoing basis. Mr. Dee’s role is to communicate with stockholders throughout the year about governance, compensation and social responsibility developments; to invite feedback from stockholders and disseminate that information to the Board and management; to keep the Board and others in management apprised of stockholder views and priorities; and to arrange appropriate direct interactions for stockholders with the CEO and directors.

The Board also requested that the Corporate Governance Committee regularly interact with the Chief Governance Officer, and that the Audit/Finance Committee regularly interact with the Chief Financial Officer, currently Timothy Lain, who has responsibility for Investor Relations, to help the Board stay well informed of stockholder views.

Any stockholder who wishes to interact with the Board directly should send a request to our Chief Governance Officer, who will work with the Corporate Governance Committee to arrange appropriate interactions. Stockholders can contact

20	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Corporate Governance • Corporate Responsibility

Mr. Dee at jdee@cartech.com or 610-208-3423. Also, stockholders can contact Mr. Lain at tlain@cartech.com or 610-208-2210 regarding Investor Relations matters.

How to Communicate with our Board of Directors

Stockholders can communicate with the Board of Directors by sending a letter addressed to Carpenter Technology Board of Directors, c/o Corporate Secretary, 1735 Market Street, 15th Floor, Philadelphia, PA 19103. Carpenter’s Corporate Secretary will review the correspondence and forward it to the Chairman of the Board or to the Chair of the appropriate Board committee or to any individual director or directors to whom the communication may be specifically directed. If the communication is unduly hostile, threatening or illegal, does not reasonably relate to Carpenter or its business, or is similarly inappropriate, the Corporate Secretary will not forward the communication, and will notify the sender if and as appropriate. Stockholders and other interested parties may also communicate with the non-employee directors, non-executive Chairman, or the Audit/Finance Committee by sending an email to boardauditcommittee@cartech.com.

Corporate Responsibility

Carpenter is committed to good corporate citizenship that benefits the communities in which we live, work, and play.

Community Relations

We encourage employee volunteerism at all our locations through organized activities and by contributing to local charitable organizations and educational efforts from working at the food pantry, to taking children fishing, to participating in Relay for Life. Our employees are passionate about our communities and enjoy working together for the greater good.

Carpenter supports our local communities by:

▶	Promoting science and math curriculum design in public schools and providing scholarship funding to educational efforts, such as summer materials camps, science & engineering fairs, and STEM programs.

▶	Supporting the United Way and locally based non-profit organizations through monetary gifts and employee volunteerism.

Carpenter Safety Vision

Above all else, the safety of our employees is Carpenter’s top priority. It is the shared responsibility of every employee to actively participate in all aspects of the safety program and to strive for zero injuries. The hallmarks of our safety program are:

▶	Dedicated leadership, accountability, and employee empowerment;

▶	Continual improvement plans (Plan-Do-Check-Act);

▶	Tools, resources, and education to improve total workplace safety and health; and

▶	A skilled, technology-driven workforce that proactively assesses risks, strives to eliminate hazards, and integrates learning from incidents and near-misses to prevent further occurrences.

Governance Policies and Practices

Corporate Governance Guidelines and Charters

Carpenter’s Corporate Governance Guidelines, as well as the charters for all the Board committees and our Code of Business Conduct and Ethics, are available on Carpenter’s website at www.cartech.com. Copies will be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	21

Corporate Governance • Transactions with Related Parties

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Carpenter’s CEO and senior financial officers. There were no waivers of the Code of Ethics for fiscal year 2018 or through the date of this Proxy Statement.

Ethics Hotline: Carpenter has established an independent web-based ethics hotline for employees to voice any concerns they may have in a confidential manner. A Board appointed corporate staff member will review any reports and, if necessary, involve the appropriate legal, asset protection, human resources or other department.

Annual Board Performance Self-Evaluation

The Board conducts an annual self-evaluation to determine whether the Board and its committees are functioning effectively. The Corporate Governance Committee oversees the self-evaluation process. Results of the self-evaluation process are discussed with the Board as soon as practicable. The Corporate Governance Committee also evaluates individual directors as each is considered for re-election to the Board.

Director Training and Education

We have an orientation process for new directors that involves meeting with senior management and visiting our manufacturing facilities. All directors are encouraged to attend outside educational seminars presented by accredited third-party organizations as well as internal programs organized by Carpenter for the directors’ ongoing education.

Succession Planning

The Corporate Governance Committee is responsible for determining the process for evaluating our CEO succession planning. Carpenter’s CEO presents an annual report to the Board on succession planning for the CEO position. The CEO also recommends, on a continuing basis, a suitable successor should the CEO be unexpectedly disabled or otherwise unavailable to perform the duties of that office.

The Compensation Committee is responsible for monitoring succession planning and management development for positions other than that of the CEO.

Transactions with Related Parties

A “related party transaction” is a transaction with Carpenter in an amount exceeding $120,000 in which a related person has a direct or indirect material interest. A related person includes an executive officer, director, or five percent stockholder of Carpenter and any immediate family member of such a person. If Carpenter management identifies a related party transaction, the transaction is brought to the attention of the Audit/Finance Committee for its approval, ratification, revision, or rejection after considering all of the relevant facts and circumstances.

Any proposed transactions with executive officers, directors, substantial stockholders, or the family members or affiliates of any of those parties, require approval by the Audit/Finance Committee and will be disclosed as required by the SEC. Carpenter’s Code of Business Conduct and Ethics requires that Carpenter’s officers and directors avoid conflicts of interest, as well as the appearance of conflicts of interest, and disclose to Carpenter’s General Counsel any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest between private interests and the interests of the company. Carpenter checks for any potential related party transactions, primarily by circulating a Directors and Officers Questionnaire to each member of the Board of Directors and each NEO annually.

Fiscal Year 2018 Related Party Transactions

During fiscal year 2018, there were no related party transactions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was a current or former officer or an employee of Carpenter or any of its subsidiaries during fiscal year 2018, or had any relationship requiring disclosure by Carpenter under the SEC’s proxy rules.

22	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Corporate Governance • Section16(a) Beneficial Ownership Reporting Compliance

Section16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Carpenter’s directors and executive officers, and persons that own more than 10% of Carpenter common stock, to file with the SEC and the NYSE reports of ownership and changes in ownership. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to give Carpenter copies of all Section 16(a) forms they file.

Based solely on the review of the reports furnished to Carpenter and other company records or information otherwise provided, Carpenter believes that all applicable Section 16(a) reports were timely filed by its directors, executive officers, and more than 10% stockholders during fiscal year 2018.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	23

Security Ownership of Principal Beneficial Owners

Principal Beneficial Owners

Listed below are the only individuals and entities known by Carpenter (through their Section 13 filings) to own more than 5% of the company’s outstanding common stock as of the record date of August 10, 2018. Except as noted below, these investment advisors and their investment vehicles have sole voting and investment power over these shares of Carpenter stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105	5,226,200	(2)	11.05%
The Vanguard Group, Inc. P.O. Box 2600, V26 Valley Forge, PA 19482	4,268,836	(3)	9.02%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	3,986,631	(4)	8.43%
Dimensional Fund Advisors, L.P. (U.S.) 6300 Bee Cave Road Building One Austin, TX 78746	3,893,545	(5)	8.23%

(1)	The percentages are calculated on the basis of 47,316,476 shares of common stock outstanding as of August 10, 2018.

(2)

This information was based upon the BlackRock Inc. Section 13 filing reflecting shares owned as of June 30, 2018. BlackRock is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. BlackRock reports sole voting power with respect to 5,052,034 shares of Carpenter stock. The investment companies and investment vehicles own all these shares.

(3)

This information was based upon The Vanguard Group, Inc. Section 13 filing reflecting shares owned as of June 30, 2018. Vanguard is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Vanguard reports sole voting power with respect to 45,594 shares of Carpenter stock, and shared voting power with respect to 6,000 shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock.

(4)

This information was based upon the Wellington Management Group LLP Section 13 filing reflecting shares owned as of June 30, 2018.Wellington is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. The investment companies and investment vehicles own all these shares of Carpenter stock. Wellington reports shared voting power with respect to 2,338,438 shares of Carpenter stock. Wellington disclaims beneficial ownership of these shares.

(5)

This information was based upon Dimensional Fund Advisors, L.P. (US) Section 13 filing reflecting shares owned as of June 30, 2018. Dimensional is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Dimensional reports sole voting power with respect to 3,832,735 shares of Carpenter stock. The investment companies and investment vehicles own all the shares. Dimensional disclaims beneficial ownership of these shares.

24	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Directors, Nominees and Management Stock Ownership

The following table shows the ownership of Carpenter common stock as of August 10, 2018, by each director or nominee, the other executive officers during fiscal year 2018 who are considered to be named executive officers under applicable SEC regulations, and Carpenter’s directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over their respective shares of common stock.

Name	Number of Shares Beneficially Owned(1)		Employee Restricted Stock Units(2)	Director Stock Units(3)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares(4)(5)
Anderson, P. M.	24,009		0	28,018	52,027		0.1%
Inglis, I. M.	20,288	(6)	0	38,636	58,924	(6)	0.0%
Karol, S. E.	591,850	(6)(7)	0	16,589	608,439	(6)(7)	1.3%
Ligocki, K.	0		0	2,588	2,588		0.0%
McMaster, R. R.	17,109		0	29,712	46,821		0.0%
Pratt, G. A.	497,759		2,282	61,764	561,805		1.0%
Turner, K. C.	18,948		0	52,993	71,941		0.0%
Wadsworth, J.	13,751		0	29,727	43,478		0.0%
Ward, Jr., S. M.	35,079	(6)	0	48,217	83,296	(6)	0.1%
Thene, T. R.	151,926		123,441	0	275,367		0.3%
Audia, D. J.	18,547		34,312	0	52,859		0.0%
Haniford, J. E.	25,744		29,290	0	55,034		0.1%
Dee, J. D.	52,460		21,702	0	74,162		0.1%
All directors and executive officers as a group (13 persons)	1,467,470	(6)(7)	211,027	308,244	1,986,741	(6)(7)	3.1%

(1)	The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 10, 2018:

Anderson, P. M.	15,909	Pratt, G. A.	493,146	Thene, T. R.	110,569
Inglis, I. M.	16,688	Turner, K. C.	13,551	Audia, D. J.	10,526
Karol, S. E.	15,777	Wadsworth, J.	13,551	Haniford, J. E.	13,442
Ligocki, K.	0	Ward, Jr., S. M.	23,909	Dee, J. D.	35,699
McMaster, R. R.	15,909

All directors and executive officers as a group (13 persons): 778,676

(2)

These stock units convert to an equivalent number of shares of common stock when they become vested as per the terms of the relative agreement(s) and the plan. The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(3)

These stock units convert to an equivalent number of shares of common stock upon the director’s termination of service as allowed under the plan. The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(4)	Ownership is rounded to the nearest 0.1% and is 0% when less than 0.1%.

(5)

The percentages are calculated based on the number of shares of common stock outstanding plus the number of shares of common stock that would be outstanding if the individual’s options were exercised, but does not include any shares issuable upon the conversion of stock units.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	25

Directors, Nominees and Management Stock Ownership

(6)	Voting and investment power is shared with respect to the following shares of common stock:

Inglis, I. M.	400
Karol, S. E.	10,000
Ward, Jr., S. M.	11,170

(7)	The amount includes shares held by the following institutions, of which Mr. Karol is an affiliate:

SEK Limited	285,530
HMK Enterprises Inc.	50,000

26	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Director Compensation

The Board regularly reviews director compensation with the assistance of its outside advisor to ensure that it is appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance. The compensation elements reflect the Board’s view that compensation to the non-employee directors should consist of an appropriate mix of cash and equity awards. Our director compensation approach provides for quarterly vesting of equity awards and allows elective deferral of the delivery of earned shares and cash.

Elements of Annual Director Compensation

Pay Element	2018 Compensation
Annual Retainer (50% Cash/50% Stock Units)	Board Members: $110,000 Cash/Stock Units
At least 50% of the annual retainer is paid in stock units, which aligns the directors’ personal interests with those of our stockholders	Board Chair*: $180,000 Cash/Stock Units *The roles of Chairman and CEO are separate, and the Chairman attends Board and committee meetings.
Committee Chair Retainers (Cash)	Audit/Finance Committee: $25,000
Compensation Committee: $17,500
Corporate Governance, Strategy and Science and Technology Committees: $12,500
Stock Options (Equity)	Directors receive an annual stock option award subject to the conditions stated below.
Non-Retainer Stock Units (Equity)	Directors receive additional awards of stock units subject to the conditions stated below.

Stock Options and Stock Units

Initial Grant: Directors receive up to 4,000 stock options upon joining the Board.

Annual Stock Option Grant: In addition to any initial grant of stock options, each director is granted a number of stock options annually, on or about the date of Carpenter’s Annual Meeting of Stockholders or on another date as the Board may determine. These options will have a fair value on the grant date, alone or in combination with the annual non-retainer stock units described below, of up to $90,000 (or such different number as determined by the Board).

Annual Non-Retainer Stock Units Grant: In addition to the grant of options or an award of retainer stock units, each director is granted an additional award of stock units annually having a fair value on the grant date, alone or in combination with the annual stock option grant described above, of up to $90,000 (or such different number as determined by the Board).

Grant Date: The grant date for the awards described above will be on or about the date of the Annual Meeting of Stockholders, or such other date as determined by the Board. The number of units and options is based on the trading price of Carpenter’s common stock on the date of grant.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	27

Director Compensation • Director Stock Ownership Policy

Vesting: Subject generally to the director’s continued service, one-quarter of the stock options or stock units vest for every three months of service following the grant date, and are fully vested on the first anniversary of the grant date. All stock options have a ten-year term.

Upon a Change in Control: In the event of a change-in-control, all stock units vest immediately and are payable in shares of common stock, and stock options become immediately exercisable. A director may exercise vested options at any time during the original term. In the event a director is removed for cause, all existing stock options and unvested stock units are forfeited.

Upon Death or Disability: In the event of separation from service due to death or disability, all stock units and stock options vest immediately.

Deferral Policy: Directors may elect to have distribution of all or a portion of their stock units deferred until the later of their separation from service or a specific date/event. Carpenter distributes a participating director’s deferred units, at the director’s election, in a lump sum or in 10 or 15 annual installments, beginning on the later of the director’s separation from service or the date/event elected.

Dividend Equivalents: Each director’s account is credited with stock units corresponding to dividend equivalents paid on outstanding common stock. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited determined by dividing the dividend dollar amount by the closing price of Carpenter common stock on the NYSE on the dividend equivalent payment date.

Director Stock Ownership Policy

It is our policy that non-employee directors must maintain a reasonable equity interest in order to provide them with a proprietary interest in Carpenter’s growth and performance, to generate an increased incentive to contribute to the company’s future success and prosperity by their personal efforts, and generally to enhance the community of interest between directors and our stockholders.

The current policy requires each director to hold equity in Carpenter with an aggregate fair market value equal to at least six times the annual cash retainer. There is a five-year phase-in period for satisfying the minimum equity holding requirements, and a director is expected to retain the equity for the duration of Board service. All current non-employee directors satisfy the minimum equity holding requirements with the exception of Ms. Ligocki, who is within the phase-in period.

Compensation for Non-Employee Directors

Directors have three options with respect to payment of the cash portion of their annual retainer and 100% of committee chair fees:

▶	receive cash currently;

▶	defer all or a portion until a future date/event and then receive cash under Carpenter’s Deferred Compensation Plan for Non-Management Directors (“Director Cash Deferral Plan”); or

▶

defer all or a portion until the later of their separation from service or a specific date/event and then receive common stock under the Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”).

Under the Director Cash Deferral Plan, interest is credited semi-annually at Carpenter’s “Five-Year Medium-Term Note Borrowing Rate,” a term defined in the Director Cash Deferral Plan. Carpenter distributes a participating director’s deferred cash, at the director’s election, in a lump sum or in 10 or 15 annual installments beginning on a future date or upon the event elected.

28	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Director Compensation • Fiscal Year 2018 Director Compensation Table

Fiscal Year 2018 Director Compensation Table

This table shows the compensation paid or awarded to each non-employee director during fiscal year 2018. Our CEO is not compensated for his Board service.

Name	Fees Earned or Paid in Cash (excludes Chair Retainer) ($)	Committee Chair Retainer ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Change in pension value and nonqualified deferred compensation earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Anderson, Jr., Carl G.	$13,750	$ 0	$ 0	$ 0	$ 19	$ 0	$ 13,769
Anderson, Philip M.	$55,000	$ 0	$105,032	$35,005	$ 0	$19,609	$214,646
Inglis, I. Martin	$55,000	$25,000	$105,032	$35,005	$ 0	$27,184	$247,221
Karol, Steven E.	$55,000	$12,500	$105,032	$35,005	$ 0	$11,455	$218,992
Ligocki, Kathleen	$34,226	$ 0	$ 91,534	$52,883	$ 0	$ 777	$179,420
McMaster, Robert R.	$55,000	$ 0	$105,032	$35,005	$ 0	$20,817	$215,854
Pratt, Gregory A.	$90,000	$ 0	$190,058	$60,013	$ 0	$43,376	$383,447
Turner, Kathryn C.	$55,000	$17,500	$105,032	$35,005	$ 94	$37,427	$250,058
Wadsworth, Jeffrey	$55,000	$12,500	$105,032	$35,005	$ 0	$20,828	$228,365
Ward, Jr., Stephen M.	$55,000	$12,500	$105,032	$35,005	$596	$34,020	$242,153

(1)

The grant date fair value of stock units granted to our directors in fiscal year 2018 was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 15 to the financial statements contained in Carpenter’s 2018 Annual Report on Form 10-K. Annual stock units granted and credited to each director’s account are subject to partial forfeiture if the director separates from Board service prior to the first anniversary of the grant date for any reason other than death or disability.

Each director, with the exception of Messrs. Pratt and C. Anderson, and Ms. Ligocki, was credited with 2,121 stock units for fiscal year 2018 on October 10, 2017, representing a grant date fair value of $105,032. Retainer stock units credited to each director represent $55,017 of the annual retainer. The remaining stock units credited represent an annual award of additional stock units as described above with a grant date fair value of $50,015.

Mr. Pratt, who serves as Chairman, was credited with 3,838 stock units for fiscal year 2018 on October 10, 2017, representing a grant date fair value of $190,058. Of this total number, 1,818 stock units represent $90,028 of his annual retainer. The remaining stock units credited represent an annual award of additional stock units with a grant date fair value of $100,030.

Mr. C. Anderson retired from the Board on October 10, 2017.

Ms. Ligocki joined the Board on November 17, 2017, and was credited with 1,999 stock units for fiscal year 2018 on that date, representing a grant date fair value of $91,534. Of this total number, 1,047 stock units represent $47,942 of her annual retainer. The remaining stock units credited represent an annual award of additional stock units with a grant date fair value of $43,592.

The total number of stock units credited to each director under Carpenter’s Stock-Based Compensation Plan for Non-Employee Directors as of June 30, 2018, including stock units that were credited with respect to prior fiscal years and reinvested dividend equivalents, was: C. Anderson, Jr. – 19,224; P. Anderson – 28,018; I. M. Inglis – 38,636; S. Karol – 16,589; K. Ligocki – 2,588; R. McMaster – 29,712; G. Pratt – 61,764; K. Turner – 52,993; J. Wadsworth – 29,727; and S. Ward, Jr. – 48,217.

(2)

The grant date fair value of option awards granted to our directors in fiscal year 2018 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 15 to the financial statements contained in Carpenter’s 2018 Annual Report on Form 10-K.

Each director, with the exception of Messrs. Pratt and C. Anderson, and Ms. Ligocki, received an annual award of 2,416 stock options for fiscal year 2018 on October 10, 2017, representing a grant date fair value of $35,005. Mr. Pratt received an annual award of 4,142 stock options for fiscal year 2018 on October 10, 2017, representing a grant date fair value of $60,013.

Ms. Ligocki received an initial award of 4,000 stock options for fiscal year 2018 on November 17, 2017, representing a grant date fair value of $52,883.

The total number of shares subject to stock options credited to each director that remain outstanding as of June 30, 2018, including stock options that were granted in prior fiscal years, was: C. Anderson, Jr. – 15,909; P. Anderson –18,325; I. M. Inglis – 19,104; S. Karol – 18,193; K. Ligocki – 4,000; R. McMaster – 18,325; G. Pratt – 30,103; K. Turner – 15,967; J. Wadsworth – 15,967; and S. Ward, Jr. – 26,325.

(3)	Reflects above-market earnings equal to 39.67% above 120% of the AFR Long-Term Rate on compensation deferred that is not tax qualified.

(4)

Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2018 on the stock unit balance credited to each director’s account with respect to dividends paid on outstanding common stock during fiscal year 2018. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the closing price on the NYSE on the dividend equivalent payment date.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	29

Proposal 2: Approval of Appointment of Independent Registered Public Accounting Firm

The Audit/Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”), subject to approval by the stockholders at the Annual Meeting, to serve as Carpenter’s independent registered public accounting firm for fiscal year 2019. PwC would be engaged to audit and report upon Carpenter’s financial statements and internal controls over financial reporting for fiscal year 2019. PwC, or one of its predecessor firms, has served as Carpenter’s independent registered public accounting firm since 1918. The Audit/Finance Committee and the Board of Directors believe PwC is well qualified to act in this capacity.

A representative of PwC is expected to attend the Annual Meeting of Stockholders. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required for Approval

The affirmative vote of a majority of the votes cast is required to approve the appointment of PwC as the company’s independent registered public accounting firm.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the annual audit of Carpenter’s consolidated financial statements and internal controls over financial reporting for fiscal year 2018, the reviews of the financial statements included in Carpenter’s quarterly reports on Form 10-Q, review and assessment of enterprise resource planning system design, audit and attestation services related to statutory or regulatory filings required by certain foreign locations, issuance of comfort letters, and review of registration statements, were $2,216,700, compared to $1,737,500 for fiscal year 2017.

Audit-Related Fees

PwC billed $112,000 in audit-related fees in fiscal year 2018 compared to $30,000 in fiscal year 2017. The fees in fiscal year 2018 principally related to services related to the adoption of new accounting guidance and agreed upon procedures and engagements related to Carpenter’s compliance with certain federal and state environmental reporting requirements.

Tax Fees

The aggregate fees billed by PwC for tax services were $396,100 for fiscal year 2018, compared to $178,200 in fiscal year 2017. Fees in fiscal year 2018 were primarily for domestic and international tax compliance services and other tax projects.

All Other Fees

The aggregate fees billed by PwC for all other services were $3,900 in fiscal year 2018 compared with $3,300 in fiscal year 2017. These services are for subscriptions to certain PwC reference tools.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

Policy Statement

The Audit/Finance Committee is required to specifically pre-approve the audit and non-audit services performed by the independent auditor to ensure that such services do not impair the auditor’s independence.

Delegation

The Chairman of the Audit/Finance Committee has the committee’s delegated authority to pre-approve requests for services that were not approved at a scheduled meeting. The Chairman reports any pre-approval decisions to the Audit/Finance Committee at its next scheduled meeting. All services, regardless of fee amounts, are subject to restrictions to ensure the services will not impair the independence of the auditor. In addition, all fees are subject to ongoing monitoring by the Audit/Finance Committee.

30	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Proposal 2: Approval of Appointment of Independent Registered Public Accounting Firm

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit/Finance Committee. The Committee must approve any changes in terms, conditions and fees resulting from changes in audit scope. In addition to the annual audit services engagement, the Audit/Finance Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of Carpenter’s financial statements as traditionally performed by its independent auditor. The Audit/Finance Committee believes the performance of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit/Finance Committee believes the independent auditor can provide tax services to the company, such as domestic and international tax consulting and compliance services, without impairing the auditor’s independence.

All Other Services

The Audit/Finance Committee may grant pre-approval of those permissible non-audit services classified as “all other services” that it believes are routine and recurring services that will not impair the independence of the auditor.

FOR	The Board of Directors recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2019.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	31

Audit/finance Committee Report

The Audit/Finance Committee consists of four members, each of whom has been determined by the Board to be an independent director under applicable rules or other requirements of the NYSE and the SEC with respect to qualification of members of an audit committee. Each member is financially literate as required by NYSE standards, and each of Messrs. Inglis and McMaster qualifies as an “audit committee financial expert” under applicable SEC standards. The Audit/Finance Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter’s website at www.cartech.com.

The Audit/Finance Committee’s primary responsibilities include appointing the independent registered public accounting firm to be retained to audit Carpenter’s consolidated financial statements and recommending to the Board the inclusion of these financial statements in the Annual Report on Form 10-K and quarterly reports on Form 10-Q. The Audit/Finance committee is also responsible for approving any non-audit services to be provided by the independent registered public accounting firm. Additionally, the Audit/Finance Committee reviews the adequacy of Carpenter’s financial reporting and internal controls over financial reporting, the integrity of Carpenter’s financial statements, and the independence and performance of Carpenter’s independent registered public accounting firm.

Management is primarily responsible for the preparation, presentation and integrity of Carpenter’s financial statements; establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures; establishing, maintaining and evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The independent registered public accounting firm is responsible for performing an independent audit of Carpenter’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on whether those financial statements conform to U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Carpenter’s internal control over financial reporting.

The Audit/Finance Committee reviewed and discussed with management and Carpenter’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Carpenter’s audited financial statements and schedules for fiscal year 2018 and the report of PwC. The committee also discussed other matters with PwC, such as the quality (in addition to acceptability), clarity, consistency and completeness of Carpenter’s financial reporting, as required by Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the PCAOB.

The Audit/Finance Committee met with management periodically during fiscal year 2018 to consider the adequacy of Carpenter’s internal controls, and discussed these matters and the overall scope and plans for the audit with PwC. The Audit/Finance Committee also discussed with senior management and PwC Carpenter’s disclosure controls and procedures and the certifications by Carpenter’s CEO and CFO. In particular, the Audit/Finance Committee was kept apprised by senior management of the progress of the evaluation of Carpenter’s system of internal control over financial reporting and provided oversight and advice to management during the process. In connection with this oversight, the Audit/Finance Committee received periodic updates provided by senior management and PwC at several meetings during the fiscal year. At the conclusion of the process, senior management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter’s internal control over financial reporting. The Audit/Finance Committee also reviewed PwC’s report on Carpenter’s internal control over financial reporting.

The Audit/Finance Committee has considered whether the independent registered public accounting firm can maintain independence while also providing non-audit services, and has received from PwC written disclosures and a letter concerning the firm’s independence from Carpenter, as required by applicable requirements of the PCAOB. These disclosures have been reviewed by the Audit/Finance Committee and discussed with PwC.

32	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Audit/Finance Committee Report

Based on the reviews and discussions described in this report, the Audit/Finance Committee has recommended to the Board that Carpenter’s audited consolidated financial statements be included in Carpenter’s 2018 Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit/Finance Committee of the Board of Directors,

CHAIR: I. Martin Inglis

Members:

Dr. Philip M. Anderson

Robert R. McMaster

Dr. Jeffrey Wadsworth

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	33

Proposal 3: Advisory Vote to Approve the Compensation of Our Named Executive Officers

Each year since 2012, we have asked our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement, including the Compensation Discussion & Analysis, the Compensation Tables, and any related material as required pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. We expect to continue conducting the say-on-pay vote annually.

The say-on-pay vote is advisory, and therefore not binding on the company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value our stockholders’ opinions. If there is a significant vote against the NEO compensation, the Compensation Committee will evaluate whether any actions are necessary to address stockholder concerns.

Our Pay-for-Performance Compensation

Our executive compensation programs are designed to provide compensation levels benchmarked to attract, motivate and retain exceptional managerial talent for the present and future, to reward executives for achieving financial and strategic company goals, and to align their interests with the interests of stockholders.

We believe the compensation of our NEOs is reasonable, competitive and strongly focused on pay-for-performance principles. We emphasize compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals.

Through stock ownership requirements and equity incentives, we believe we have aligned the interests of our NEOs with those of our stockholders and the long-term interests of the company.

We believe that the compensation policies and procedures articulated in this Proxy Statement are effective in achieving Carpenter’s goals, and that the executive compensation reported was appropriate and aligned with fiscal year 2018 results. Before voting, we encourage you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for details about our executive compensation programs and NEO compensation in fiscal year 2018.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure that they achieve the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking stockholders to indicate their support for our NEO compensation as described in this Proxy Statement.

FOR	The Board of Directors recommends that you vote FOR Proposal 3 to approve the compensation of the NEOs as disclosed in this Proxy Statement on an advisory basis.

34	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Committee Report

The Compensation Committee consists of four members, each of whom has been determined by the Board to meet the NYSE and SEC requirements for compensation committee members. The Compensation Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter’s website at www.cartech.com.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management, legal counsel, and its independent compensation consultant. The committee also considered the results of the 2017 say-on-pay vote and input from stockholder engagement during the last fiscal year when reviewing the CD&A.

Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2018 Annual Report on Form 10-K.

Submitted by the members of the Compensation Committee,

Chair: Kathryn C. Turner

Members:

Steven E. Karol

Kathleen Ligocki

Stephen M. Ward, Jr.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	35

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and the key criteria the Compensation Committee (“Committee”) uses to set compensation levels, determine actual compensation, and establish future compensation opportunities for our executives. In implementing the fiscal year 2018 executive compensation program, the Committee considered last year’s say-on-pay vote, stockholder feedback, and advice from the Committee’s independent compensation consultant.

Our Named Executive Officers Our Named Executive Officers (“NEOs”) for fiscal year 2018 are:

Tony R. Thene, President and Chief Executive Officer Damon J. Audia, Senior Vice President and Chief Financial Officer (resignation effective September 14, 2018)	Joseph E. Haniford, Vice President – BMO and Global Advanced Engineering (formerly Senior Vice President and Chief Operating Officer) James D. Dee, Vice President, General Counsel and Secretary

36	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive Summary

The Compensation Committee is committed to ensuring the Carpenter executive compensation program promotes the alignment of executives’ and stockholders’ interests. We have designed the program to attract and retain outstanding leaders, to motivate and reward them for achieving specified business and financial goals, and to support the creation of sustainable stockholder value. The Committee believes the fiscal year 2018 executive compensation decisions reward Carpenter executives appropriately for their performance during the fiscal year and encourage them to focus on long-term value creation.

Carpenter’s Board of Directors regularly seeks input from stockholders on corporate governance issues and executive compensation. During fiscal year 2018, the Compensation Committee held meetings with stockholders representing approximately 32% of ownership to solicit their input on the program design. After careful consideration of this feedback and advice from compensation consultants, the Committee approved several enhancements to Carpenter’s executive compensation program, which will be implemented beginning with the fiscal year 2019 program. Those enhancements are described below under “Changes to Executive Compensation Program as a Result of Stockholder Engagement and Consideration of Last Year’s Say-on-Pay Vote.”

A detailed description of our fiscal year 2018 executive compensation program can be found below under “Executive Compensation Philosophy and Framework” and “Fiscal Year 2018 NEO Compensation.”

Summary Fiscal Year 2018 Performance

Carpenter delivered solid operating results in fiscal year 2018. Operating income increased 56% over the prior year and was the highest level of operating income achieved in the past four years. Free cash flow increased $52 million, and our safety record stood at 1.1 Total Case Incident Rate (“TCIR”) for the year, an improvement of 45% over the prior fiscal year.

Strong demand in our end-use markets, and execution against our commercial and manufacturing strategies, were essential components of the improvement in our results. Our solutions-focused approach with our customers drove consistent sales and increased backlog, expanded customer relationships and market share, and unlocked new product opportunities. Our manufacturing teams continue to implement the Carpenter Operating Model across the entire organization to enhance production efficiencies necessary to provide incremental capacity in a rising demand environment.

While maintaining our focus on improving our operating results, we also strengthened our growing leadership position in innovative areas such as Additive Manufacturing and Soft Magnetics. Our healthy liquidity position, stable cash flow generation and strong balance sheet provide the flexibility to invest in our future growth while strengthening our long-term outlook and funding a consistent direct return to our stockholders. Entering fiscal year 2019, we continue to pursue our long-term strategy of being the preferred solutions provider for our customers as we continue to grow in market segments where we can provide differentiated and value-added solutions to complex problems.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	37

Compensation Discussion and Analysis • Stockholder Engagement

Stockholder Value Creation

Capital Returned to Stockholders	Total Stockholder Return (TSR)

+$34 million in dividends

*	Reflects achievement of fiscal year 2015 through fiscal year 2017 three-year performance period

**	Reflects achievement of fiscal year 2016 through fiscal year 2018 three-year performance period

Stockholder Engagement

Stockholder Engagement on Compensation and Advisory Vote on Executive Compensation (“Say-on-Pay”)

Since 2012 we have provided stockholders an annual say-on-pay advisory vote on the compensation of our NEOs. Additionally, Carpenter has an active stockholder outreach program, and the Board and the Compensation Committee have continued to engage with, and to regularly discuss governance and compensation matters with stockholders.

Changes to Executive Compensation Program as a Result of Stockholder Engagement and Consideration of Last Year’s Say-on-Pay Vote

The Compensation Committee considers the results of the annual say-on-pay advisory vote, as well as input received from stockholders, when designing our executive compensation program. We seek feedback from our stockholders on compensation and governance matters throughout the fiscal year. Further, following issuance of Carpenter’s 2017 Proxy Statement, we contacted Carpenter’s top twenty largest stockholders, and several of our Directors, including the Chair of our Compensation Committee, conducted teleconference meetings with 11 stockholders representing approximately 32% of the outstanding shares. Some stockholders expressed concerns with certain elements of our executive compensation program.

At the 2017 Annual Meeting of Stockholders, approximately 74% of the votes cast were in favor of the say-on-pay advisory vote to approve the executive compensation program. Historically, our stockholders have expressed their strong support of our compensation practices with 98% of votes cast in favor of our executive compensation program at both the 2016 and 2015 annual meetings.

38	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Incentive Program – Planned Changes for Fiscal Year 2019

As a result of the stockholder feedback received, and in consideration of the 2017 say-on-pay advisory vote results, the Compensation Committee approved certain changes to the company’s compensation programs. While stockholders expressed a wide variety of views about executive compensation, we believe these changes are responsive to the most significant comments we heard from stockholders and are in the best interests of both our stockholders and Carpenter. The chart below summarizes the key stockholder feedback we heard, the actions taken by the Compensation Committee, and when the changes are effective.

Stockholder Concerns We Heard	Actions Taken
Company provided an off-cycle long-term equity grant to NEOs in fiscal year 2017.	Did not provide any off-cycle equity grants to NEOs in fiscal year 2018 and do not plan to do so in fiscal year 2019.
Targets in fiscal year 2017 were less than attained fiscal year 2016 results.	Targets in fiscal year 2018 were set higher than attained fiscal year 2017 results.
Portion of long-term equity was based on a one-year performance period.	Moved 100% of our Performance-Based Stock Units (“PSUs”) to a three-year performance period.
CEO compensation increases relative to company performance.

A base pay increase of 2.5% was provided to the CEO in fiscal year 2018 to ensure his salary is competitive with market practices and is consistent with our benchmarking practices in relation to both peers and performance for the year. A base pay increase of 21.4% was previously provided to the CEO in fiscal year 2017 based on market data and performance with the CEO having been newly promoted to the position in fiscal year 2016.

No clawback policy.	Adopted clawback policy, effective July 1, 2018 (fiscal year 2019).
Single-trigger vesting of equity with change-in-control.	Adopted double-trigger equity vesting with change-in-control for all future awards, effective July 1, 2018 (fiscal year 2019).

At the 2018 Annual Meeting of Stockholders, Carpenter will again hold an annual advisory vote to approve executive compensation. We will continue to engage with our stockholders throughout the year and consider the results from this year’s and future advisory say-on-pay votes on executive compensation, as well as feedback from our stockholders.

Incentive Program – Planned Changes for Fiscal Year 2019

As described in the section “Elements of our Fiscal Year 2018 Compensation Program,” Carpenter provides a mix of both annual and long-term incentives. Effective July 1, 2018 for fiscal year 2019, the Committee has made multiple changes to the Incentive Program in response to stockholder feedback and advice from the Committee’s independent compensation consultant.

▶

We have modified the structure of our Long-Term Incentive Program, including the metrics, performance periods, and vesting requirements to better align with our business strategy and market practice, and to promote a long-term focus.

▶	We have added both a clawback feature for incentive compensation and double-trigger equity vesting in the event of a change-in-control to better align with best corporate governance practices.

▶	We have modified the performance-based Restricted Stock Unit (“RSU”) component of our long-term incentive program as follows:

•

Performance shares will be measured on Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted Return on Invested Capital (“ROIC”) over a three-year performance period.

•

The use of EBITDA in the long-term incentive program reinforces the importance of earnings improvement over both the mid-term and long-term. ROIC is critical to incent management to invest and manage assets to deliver the greatest return.

•

The performance-based RSUs will include a Total Stockholder Return (“TSR”) modifier. The number of shares to be awarded under both EBITDA and ROIC measures may be modified up to twenty percent either positively or negatively depending on TSR performance relative to the Russell RSCC Materials & Processing Growth Index over the three-year performance period. TSR is used as a modifier to continue to promote alignment with stockholder value.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	39

Compensation Discussion and Analysis • Executive Compensation Philosophy and Framework

▶	We have modified our three-year time-based RSU awards to provide ratable vesting in one-third increments annually.

▶	We also rebalanced the weighting of our long-term incentive program to include 50% performance-based RSUs, 30% time-based RSUs, and 20% Stock Options.

A summary of long-term incentive changes is listed below:

	Incentive Program	Metric	FY19 Weighting	FY18 Weighting
LONG-TERM INCENTIVES	Adjusted EBITDA-based RSUs	Adjusted EBITDA vs. target over a three-year period with a TSR modifier of + / - 20%	25%	25%*
	Adjusted ROIC-based RSUs	Adjusted ROIC over a three-year period with a TSR modifier of + / - 20%	25%	25%**
	Time-based RSUs	A three-year time-based restriction period	30%	25%
	Stock Options	Performance-based as they only deliver value if Carpenter stock price increases	20%	25%

*	Adjusted EBITDA vs. target over a one-year period

**	TSR compared to a growth index over a three-year period

Executive Compensation Philosophy and Framework

Our Guiding Principles

The overarching goal of our executive compensation program is to drive long-term high performance and stockholder value creation through our pay programs. As a result, there are strong ties to performance in many aspects of the compensation program, including pay levels, incentive payouts and pay opportunities.

The Compensation Committee structures the executive compensation program to reward our NEOs when performance achieves or exceeds goals. A significant component of our incentive structure is weighted towards overall leadership team performance against targeted goals (rather than individual performance), so that if we meet or exceed our goals, the team earns target or above awards. Conversely, if the team fails to meet the minimum thresholds, components of performance-based compensation will not be awarded.

In general, the Compensation Committee targets total NEO compensation at the median of market practices.

Goals

We design our compensation program to achieve the following:

1 Motivate and reward our executives to achieve or exceed Carpenter’s financial and operating performance objectives.	2 Propel our business forward through a focus on operational excellence and execution of our business strategy.	3 Link executives’ compensation with specific business objectives that are designed to drive stockholder value in both the short and long term.

4 Link executives’ compensation with the interests of our stockholders by tying a significant portion of total compensation opportunity to the value of our stock.	5 Reward individual performance and accomplishments while reinforcing accountability and collaboration.	6 Assure we retain a deep and talented leadership team that can successfully drive and implement our growth and operational excellence strategies.

40	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Philosophy and Framework

Our Compensation Policies and Practices

Our executive compensation program reflects the Board’s strong commitment to good governance practices with respect to executive compensation. During fiscal year 2018, we continued with the practices described below.

What We Do

Balanced portfolio: The Compensation Committee ensures a balanced mix of cash and equity, annual and long-term incentives, and performance metrics (financial and operational goals, in addition to Adjusted EBITDA and TSR).

Double-trigger benefits: The Compensation Committee has implemented a double-trigger for change-in-control separation benefits. This means that a change-in-control of Carpenter alone does not trigger any severance obligations to our NEOs under our Change-in-Control Severance Plan.

Committee discretion to reduce annual cash incentive: The Compensation Committee retains discretion to reduce, but not increase, annual cash incentive payouts for NEOs in appropriate circumstances.

Key practices: The Compensation Committee analyzes performance against robust and diversified performance metrics, ensures substantial share ownership guidelines, annually reviews compensation peer groups, provides and oversees limited perquisites.

Equity ownership guidelines: We maintain equity ownership guidelines that require Corporate Vice Presidents and above to achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary. For the CEO, the level is 5x base salary; for Senior Vice Presidents, 3x base salary; and for Corporate Vice Presidents, 2x base salary.

Independent compensation consultants: We engage independent compensation consultants who provide information to support the Compensation Committee’s work, including a peer group analysis, market compensation data, and an analysis of various compensation instruments and metrics. The Compensation Committee retains its own compensation consultant.

Risk assessment: The Compensation Committee reviews an annual assessment by an independent compensation consultant to confirm that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters. (See section “Compensation Consultants” for a more detailed description.)

What We Don’t Do

No excise tax gross-ups: The compensation program does not include any change-in-control tax gross-ups to our executives.

No dividend payments on unearned restricted stock units: We do not pay or accrue dividends on unearned restricted stock units.

Limited perquisites: We do not provide excessive perquisites to our NEOs. Those offered are primarily financial and tax counseling, tax preparation, medical examinations, relocation expenses and parking fee reimbursements at our Philadelphia headquarters.

No hedging/pledging of company stock: Our policy prohibits hedging or pledging of Carpenter stock by NEOs.

No option repricing: Our long-term incentive program does not permit repricing of stock options without stockholder approval. Additionally, the program does not permit Carpenter to offer a cash buyout of underwater options.

No employment contracts: We do not provide any employment contracts to our NEOs.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	41

Compensation Discussion and Analysis • Elements of our Fiscal Year 2018 Compensation Program

Elements of our Fiscal Year 2018 Compensation Program

Our compensation program is designed to be competitive and to align the interests of our executive officers and other senior leaders with company performance and stockholder returns. For our NEOs, this is accomplished through a mix of base salary and time- and performance-based rewards, including cash incentives and equity awards. We also provide minimal perquisites, retirement plans, and post-employment benefits that are not intended to be the focus of the program. Performance-based compensation (annual and long-term) continues to constitute the largest portion of total compensation. A brief overview of each element of compensation is provided in the chart below, with further details provided later in this CD&A.

Overview of Key Compensation Elements

	Compensation Element	Description	Rationale
	Base Salary	▶ Fixed component of pay targeted at the median of the market.	▶ Provides fixed compensation for executive to perform job functions.
Annual Cash Incentive

▶   Delivered in cash annually.

▶   Tied to achievement of financial and operational goals (operating income, free cash flow and safety metrics).

▶   Executives can earn 0-200% of their target award based on achievement of pre-established targets.

▶ Rewards achievement of key drivers of our annual operating plan. ▶ Provides tangible, achievable goals and reinforces key priorities of the organization.
	TSR-Based Restricted Stock Units* (25% of LTI)	▶ Executives can earn 0-200% of their target award based upon our TSR compared to a growth index over a three-year period. ▶ Vests at the end of the three-year period, if earned.	▶ Provides strong tie to stockholder interests, as stock units only deliver maximum value if our stock performance far exceeds that of the growth index. ▶ Vesting period assists with retention.
Adjusted EBITDA-Based Restricted Stock Units* (25% of LTI)

▶   Executives can earn 0-200% of their target award based upon Adjusted EBITDA achieved compared to our annual Adjusted EBITDA goal.

▶   Awards are earned at the end of year one, and vest 50% per year at the end of years two and three.

▶   Executives may elect to receive payment in cash or stock.

▶   Focuses executives on achievement of our Adjusted EBITDA goal, which is strongly tied to stockholder value creation.

▶   Provides tangible, achievable goal as senior leaders have the greatest ability to drive Adjusted EBITDA.

▶   Vesting period assists with retention.

	Time-Based Restricted Stock Units (25% of LTI)	▶ 100% vest three years from grant date, subject to continued employment on the vesting date.	▶ Vesting period assists with retention.
	Stock Options (25% of LTI)	▶ Granted with an exercise price equal to the fair market value of Carpenter stock on the date of grant. ▶ Vests ratably over three years.	▶ Provides strong tie to stockholder interests as executives only realize value if the stock price increases. ▶ Vesting period assists with retention.
SHORT-TERM LONG-TERM	* Dividends are not paid or accrued on these RSUs until the RSUs are earned.

42	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Elements of our Fiscal Year 2018 Compensation Program

Target Compensation Strategy and Pay Mix

The Compensation Committee developed fiscal year 2018 compensation levels through a framework that aligns the long-term interests of our leadership with those of our stockholders. The Committee benchmarked against the Comparator Group and survey data.

NEO pay is generally targeted to be within a competitive range around market median.

Pay Mix

A substantial portion of target total compensation is delivered through variable performance-based incentives that are at risk. Variable performance-based incentives constitute 65% of our CEO compensation mix and 56% of our compensation mix for our other NEOs.

Target Direct Compensation Mix - CEO

16%Restricted Stock Units(Time) 19%Base Salary 19% Target Bonus 31% Restricted Stock Units(Target Performance) 15% Stock Options

Target Direct Compensation Mix - NEOs*

11%Restricted Stock Units (Time) 33% Base Salary 24% Target Bonus 21% Restricted Stock Units (Target Performance) 11% Stock Options

*	Represents target pay mix for Messrs. Audia, Dee and Haniford.

CEO Target Total Direct Compensation

The Compensation Committee targets NEO total direct compensation (salary plus target annual incentive and target long-term incentives) at the market median. The Compensation Committee sets pay taking into account a number of factors, such as experience in the position, company performance, individual performance, and future potential.

In setting target total direct compensation for the CEO, the Compensation Committee considers peer group data and supplements this with CEO pay data from compensation surveys using revenue and industry comparators appropriate for Carpenter. The Compensation Committee believes the blend of proxy data with survey data more accurately reflects CEO market pay levels.

Mr. Thene has completed three fiscal years as our CEO. The Compensation Committee has guided Mr. Thene’s target total direct compensation to within the range of the median of the peer group as he has gained experience in the position and demonstrated his abilities in the CEO role.

The Compensation Committee took the following actions regarding Mr. Thene’s pay in fiscal year 2018:

•	Base salary was increased 2.5% based on market data and performance.

•	Annual bonus under the Executive Bonus Compensation Plan was paid at 140% of target, consistent with operating results and other executives.

•

Annual long-term incentive award was denominated 25% in time-based RSUs, 25% in TSR-based RSUs, 25% in Adjusted EBITDA-based RSUs, and 25% in stock options. This is consistent with other executives, and balances the goals of driving retention, absolute operational performance, relative stock price performance, and alignment with stockholders.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	43

Compensation Discussion and Analysis • Annual Compensation

Target Total Direct Compensation

The Compensation Committee believes that a compensation program that targets market median positioning, but delivers the majority of that compensation through performance-based compensation elements, ensures proper alignment with our stockholders and ties the ultimate value delivered to NEOs (above/below target) to company performance.

Compensation Positioning Relative to Median for each of our NEOs:

Compensation Positioning Relative to Median for each of our NEOs: Executive Base Salary Target Total Cash Compensation (Salary + Target Annual Cash Incentive) Target Total Direct Compensation (Target Total Cash Compensation + Grant Date Value of Target Long-term Incentive) Tony R. Thene Damon J. Audia Joseph E. Haniford James D. Dee Median

The Compensation Committee may further differentiate the compensation of individual NEOs through multiple mechanisms. The Compensation Committee retains discretion to reduce, but not increase, cash and performance-based equity payouts, in appropriate circumstances.

Annual Compensation

Base Salaries

The Compensation Committee reviews base salaries annually and may also do so in connection with a promotion or other major change in responsibilities. In performing such a review, the Compensation Committee usually considers, among other factors, the person’s job duties, critical skills, performance and achievements, and the level of pay relative to comparable individuals at relevant companies reviewed by the Compensation Committee. This review includes our Comparator Group.

Executive Bonus Compensation Plan

Carpenter maintains an Executive Bonus Compensation Plan (“EBCP”) because we believe that a significant portion of our NEOs’ potential compensation should be contingent on company business results and successful leadership of our business. This is what will ultimately drive long-term value for our stockholders. The Compensation Committee oversees the EBCP and establishes the metrics that will be used each year, with input from management and outside compensation consultants. For fiscal year 2018, the metrics, the respective weightings, and the rationale for the selection of each metric for the NEOs are detailed in the following table.

44	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Annual Compensation

Executive Bonus Compensation Plan Metrics Summary

Metric	Definition	Rationale

Operating Income Weighting: 60%	Net Sales minus Operating Expenses includes: ▶ cost of sales, and selling, general and administrative expenses. excludes: ▶ pension earnings, interest and deferrals portion of net pension expense.

▶   Focuses management on driving top line growth and managing expenses.

▶   Drives tangible goal achievement and focuses on factors most in the organization’s control.

▶   When considered in conjunction with Adjusted EBITDA (used for long-term incentive), focuses management on the overall profitability of the organization.

Free Cash Flow Weighting: 30%

Cash flows provided from operating activities.

less:

▶   cash paid for purchases of property, equipment and software, acquisitions of businesses and dividends paid.

plus:

▶   cash received from the disposal of property and equipment, and cash received from the divestiture of a business and sale of equity method investments.

▶ Focuses management on achievement of positive free cash flow through increased earnings and management of working capital levels and capital expenditures.

Safety Metrics Weighting: 10%	▶ Measured using TCIR* and reported in terms of percent improvement over prior fiscal year. * TCIR is the average number of work-related injuries incurred by 100 workers during a one-year period.	▶ Emphasizes that our employees’ safety is our top priority.

Executive Bonus Compensation Plan Opportunity

The Compensation Committee sets performance goals for each metric at threshold, target, and maximum levels. The NEOs’ potential annual incentive awards for overall achievement toward these goals are expressed as a percentage of their respective base salaries, as follows:

NEO At Threshold At Target At Maximum Tony R. Thene 50% 100% 200% Damon J. Audia 40% 80% 160% Joseph E. Haniford James D. Dee 27.5% 55% 110%

The overall attainment is based on the total weighted attainment of all of the individual metrics.

In order to verify EBCP awards, the Audit/Finance Committee reviews the performance data relative to Carpenter’s operating results for financial reporting purposes. The Compensation Committee then makes its award determinations.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	45

Compensation Discussion and Analysis • Executive Stock Plan

Executive Bonus Compensation Plan Metrics and Attainment

The primary objective for setting the fiscal year 2018 annual incentive metrics was to encourage earnings performance. The Compensation Committee selected these specific targets after an in-depth review of our operating plan and the environment within which Carpenter operates, including certain external analysis as well as peer company practices. After reviewing all available information and analysis, the Compensation Committee applied judgment to define appropriate targets to align the relationship between pay and performance.

Targets are based on Carpenter’s fiscal year 2018 annual operating plan, and the annual operating plan is set each year based on certain assumptions. The following assumptions were considered in developing the fiscal year 2018 annual operating plan:

▶

A bottoms-up assessment of market growth potential was considered for each end-use market. Targets were provided for each market related to expectations for price increases, net share gains, and new product sales. As a result of the overall assessment, net sales were expected to increase 12 percent in fiscal year 2018 compared to actual fiscal year 2017 results.

▶

Operating cost savings were targeted in excess of expected inflationary cost increases. The cost reductions were anticipated as a result of aggressive deployment of the Carpenter Operating Model to increase efficiency and productivity and drive capacity enhancements.

▶

Approved spending increases related to certain investments in strategic areas such as commercial, research and development, and information technology that were considered necessary to drive long-term sustainable growth.

▶	An increase in anticipated free cash flow in fiscal year 2018 despite expected higher capital spending driven by targeted reductions in working capital, principally inventory.

For fiscal year 2018, the achievement targets for the Operating Income, Free Cash Flow, and Safety metrics, and actual year-end attainment adjusted as described below, were as follows:

EBCP Metrics and Attainment

($ in Millions) Operating Income Free Cash Flow Safety Overall Attainment Weight Attainment % Result Attainment

*

Certain unplanned developments throughout the year, including the operating income and free cash flow impacts of the CalRAM acquisition, as well as the cash tax savings realized as a result of tax reform that Carpenter used to fund additional capital expenditures, were considered by the Board’s Audit/Finance Committee to determine adjustments to a particular bonus metric attainment. These adjustments were reviewed and approved by the Compensation Committee.

Executive Stock Plan

Long-Term Equity Incentives

We use the Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) to provide equity compensation to NEOs and other key personnel. The Executive Stock Plan uses a combination of time-based and performance-based equity vehicles to attract and retain executives who can drive our performance and to create alignment between our executives and our stockholders. The Compensation Committee believes such awards focus executives on Carpenter’s longer-term interests and strategic business decisions and encourage retention.

46	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Stock Plan

To determine the mix of equity vehicles for the long-term incentive program, the Compensation Committee considered current industry trends, practice among our Comparator Group, and the behaviors the awards are intended to promote. The overall mix of incentive vehicles under the Executive Stock Plan for fiscal year 2018 is shown below:

Summary of the Executive Stock Plan Features for Fiscal Year 2018

Vehicle	Weighting	Description
Performance-based RSUs (TSR)*	25%

▶   Provide executives the opportunity to earn 0-200% of the target award of shares based on our TSR vs. an industry-focused growth index over a three-year period.

▶   Earned shares are immediately vested at the end of the three-year performance period.

Performance-based RSUs (Adjusted EBITDA) *	25%

▶   Provide executives the opportunity to earn 0-200% of the target award of shares based on our Adjusted EBITDA vs. target over a one-year period.

▶   Shares earned at the end of the one-year performance period, if any, vest 50% per year at the end of years two and three.

▶   Paid in cash or stock, at the executive’s election.

Time-based RSUs	25%	▶ Vest in full on the third anniversary of the grant date, subject to continued employment on that date.
Stock Options	25%

▶   Vest 1/3 per year on the first three anniversary dates of the grant.

▶   The exercise price is the closing price of Carpenter common stock on the NYSE on the date of the grant.

▶   Options provide a strong tie to stockholders and are inherently performance-based as they only deliver value if the stock price increases.

*	Dividends are not accrued or paid on these RSUs until the RSUs are earned.

Fiscal Year 2018 NEO Target LTI Opportunities

For fiscal year 2018, the Compensation Committee relied on benchmarking and each executive’s contributions toward corporate goals to determine the following target values of incentives under the long-term incentive program (which remain unchanged from fiscal year 2017):

NEO	Total LTI Opportunity	Time-Based RSU 25% of LTI	1-Year Performance- Based RSU 25% of LTI	3-Year Performance- Based RSU 25% of LTI	Stock Options 25% of LTI
Tony R. Thene	$2,800,000	$700,000	$700,000	$700,000	$700,000
Damon J. Audia	$700,000	$175,000	$175,000	$175,000	$175,000
Joseph E. Haniford	$600,000	$150,000	$150,000	$150,000	$150,000
James D. Dee	$400,000	$100,000	$100,000	$100,000	$100,000

Goals for Performance-Based RSUs

We have two types of performance-based RSUs: those tied to three-year relative TSR vs. the Russell RSCC Materials & Processing Growth Index, and those tied to achievement of annual Adjusted EBITDA goals. The goals and attainment results for awards with cycles concluding at the end of fiscal year 2018 are detailed below. The Compensation Committee believes that the annual Adjusted EBITDA performance awards coupled with the three-year TSR performance awards provide an appropriate balance to the performance-based awards. This balance will drive both short-term operating performance and longer-term stockholder value creation. Our TSR attainment was 0% in fiscal year 2017, and the fiscal year 2018 TSR target at median of the Index is consistent with both our peer group and market practices overall.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	47

Compensation Discussion and Analysis • Compensation Program Risk Assessment

Adjusted EBITDA targets are based on the fiscal year 2018 operating plan. The use of Adjusted EBITDA in our plan blends both an annual and cumulative reward that ensures a focus on both growth and improvement. The Adjusted EBITDA metric is scored at the close of the fiscal year but the recipients vest in this award in 50% increments over the next two years.

The combination of the one-year adjusted EBITDA metric and three-year TSR metric resulted in above target payout of LTI awards in fiscal year 2018. Each of the equity awards carries performance-based criteria, and payouts were commensurate with financial performance. The plan is designed to align executive performance against shorter term goals with a longer vesting period necessary for sustained company growth. We believe the performance periods are appropriate to motivate longer-term thinking while not so remote as to stagnate performance incentives in the immediate term.

.

Fiscal Year 2018 Metrics and Attainment-Performance - Based RSUs Threshold Target Meximum Actual Adjusted EBITDA-BASED RSUs Payout as % of Target $253 $279 $316 $319 50% 100% 200% 200% Threshould Target Actual* Maximum FY16- FY18 TSR -based RSUs (percentile) TSR vs. Peers Payout as % of Target 25th 50th 59th 75th 50% 100% 135% 200%

*	Reflects achievement of fiscal year 2016 three-year performance targets.

Other Compensation

The Compensation Committee did not grant any special off-cycle inducement, recognition or retention awards to either the CEO or other NEOs in fiscal year 2018.

Compensation Program Risk Assessment

The Compensation Committee retains an independent compensation consultant to confirm that Carpenter’s compensation policies and practices do not encourage excessive or unnecessary risk taking and assess whether the executive compensation program contains a reasonable amount of risk. In its most recent review of Carpenter’s compensation program, Willis Towers Watson concluded that it was not reasonably likely that our compensation policies and practices would have a materially adverse effect on the company.

48	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Compensation Program Risk Assessment

Consultant Analysis of Risk Concepts in Carpenter Compensation Design

Compensation Element	Balanced Approach	Balance Achieved

Performance Metrics	Growth	Profitability	Compensation program does not inappropriately emphasize performance along one metric.
Returns	Stockholders’ Experience
Target Setting	Internal Perspective	External Perspective	Objectives are meaningful and appropriate.
Measurement Approach	Absolute Performance	Relative Performance	Enables executive team to unite behind shared absolute goals and performance standards. Recognizes external conditions impacting industry.
Form of Compensation	Cash	Equity	Individual pay mix balances an executive’s (group’s) impact on company results, link to stockholders’ experience, and risk/reward profile.

Annual	Long-Term

Time Horizon	Short-term (1 year)	Intermediate (2 to 4 years)	Long-term (>5 years)	Less emphasis on attaining short-term goals. Varying time horizons help mitigate risk.

Sustainable Performance

Additionally, the Compensation Committee considers the following features of our compensation program and our company generally to be important in discouraging excessive risk:

▶	Code of Business Conduct and Ethics

We are a performance-based company and hold each other accountable to high standards of excellence in all that we do. Our Code of Business Conduct and Ethics reflects our corporate culture. The Compensation Committee believes that Carpenter’s values-oriented culture is a key factor in reducing risky behavior.

▶	Performance Goals and Variable Pay Mix

We set our performance goals at levels that are high enough to encourage strong performance, but are within reasonably attainable levels to discourage risky business strategies or actions. Consistent with market practices, the NEO total pay program has a heavy emphasis on long-term incentives, which encourages our executives to engage in business strategies or actions that promote long-term growth over actions that may produce risky short-term outcomes. In addition, incentive awards are capped.

▶	Stock Ownership Guidelines

Our NEOs are required to hold substantial amounts of equity. We believe that stock ownership encourages appropriate decision-making that aligns with the long-term interests of our stockholders.

▶	Peer Group Compensation Benchmarking

Annual benchmarking of compensation program target levels ensures consistency with our peer group.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	49

Compensation Discussion and Analysis • Fiscal Year 2018 Business Performance

Fiscal Year 2018 Business Performance

This fiscal year was a successful year, as strong execution of our strategy, the strength of our increasing solutions-focused customer approach and growing market demand resulted in our best operating income performance in four years. Our financial results in fiscal year 2018 demonstrate that our strategy is resonating with customers, and whether it is materials for jet engine parts to medical implant materials to 3D printed parts, we offer leading solutions for our customers.

We also made significant advancements in our focus growth areas of Additive Manufacturing and Soft Magnetics. In Additive Manufacturing we built on our leading position when we acquired CalRAM in February 2018, which added immediate additive manufacturing part design and production capabilities. We opened an additive manufacturing technology center at our Reading, PA campus and we announced a larger scale investment in a world class Emerging Technology Center to be constructed in Athens, Alabama. In terms of Soft Magnetics, we announced a $100 million investment in a new precision strip hot rolling mill. The investment in the new strip mill is expected to unlock growth opportunities in aerospace, consumer electronics and electric vehicle applications.

We enter fiscal year 2019 with considerable momentum for our business as our solutions-focused approach is driving market share gains and improved mix, while the Carpenter Operating Model continues to deliver manufacturing efficiencies and capacity gains. Moving forward, we are focused on maintaining a high level of commercial and operating execution and remain committed to investing in the future of our company while best positioning Carpenter for long-term sustainable value creation for our stockholders.

Financial Metrics

Operating Income* Sales growth across all end-use markets; Highest in four years Free Cash Flow Strong earnings combined with investments in key growth initiatives Adjusted EBITDA** Sales growth across all end-use markets; Highest in four years Safety (TCIR) Total Case Incident Rate dropped 45% from fiscal year 2017 $318 million for 2018

*	Excludes pension earnings, interest and deferrals (pension EID) and a portion of net pension expense
**	Excludes net pension expense

50	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Fiscal Year 2018 NEO Compensation

Fiscal Year 2018 NEO Compensation

Pay-for-Performance Framework

Our executive compensation program includes strong ties between pay and performance, spurring team accomplishments and attracting and retaining executives who can drive overall company performance. Each NEO’s total compensation is targeted to the market median while actual compensation is linked to performance. Carpenter’s performance-driven compensation program has maintained a strong alignment between company performance, as measured by stockholder value creation and key financial metrics, and total direct compensation.

How our Pay Supports our Strategy

Our compensation program is one of the most powerful tools for shaping our executives’, as well as our organization’s, behavior and influencing our company performance. Our system is designed to drive performance, retain top performers, promote responsible behavior and impact our return to stockholders. Our articulated philosophy provides the ability to react to the changing circumstances of our market and serves as an asset to Carpenter.

Our system promotes the type of executive behavior we need to meet our overall vision in an efficient way. It can contribute to our organizational objectives through our mix of base pay and performance pay and the specific ways we deliver these components. Our pay structure drives behavior consistent with our values and the business challenges we face in our operating environment. It recognizes our rapidly changing business environment with complex technologies and sources that differentiates us from our competitors. The pay program for our executives provides for common goals via a mix of team-based, individual, and company-wide components.

As detailed in other sections, we proactively assess and adjust our reward system to ensure that it continues to support our human resources and business strategies in the most efficient and effective way.

Individual and Company Pay-for-Performance Criteria

Our incentive programs take into account both individual and company performance, and actual pay will fluctuate above and below target pay based upon performance.

INDIVIDUAL PERFORMANCE CRITERIA

▶   Successful execution of key strategic goals

▶   Leadership capability

▶   Individual contribution to both short- and long-term business results

▶   Ethical conduct and regulatory compliance

COMPANY PERFORMANCE METRICS ▶ Operating Income ▶ Free Cash Flow ▶ Safety ▶ Adjusted EBITDA ▶ TSR

Carpenter’s fiscal year 2018 incentive programs were aligned with our operational performance as well as our total stockholder return performance.

Compensation Decisions

Fiscal Year 2018 Base Salary Compensation Decisions

Changes to NEO base salary compensation in fiscal year 2018 consisted of the following:

▶	Mr. Thene’s base salary increased by 2.5% based on market data and performance (see explanation under “CEO Target Total Direct Compensation”).

▶	Mr. Audia’s base salary increased by 2.5% based upon his performance and to ensure his salary is competitive with market practices.

▶	Mr. Dee’s base salary increased by 2.5% based upon his performance and to ensure his salary is competitive with market practices.

▶	Mr. Haniford’s base salary increased by 2.5% based upon his performance and to ensure his salary is competitive with market practices.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	51

Compensation Discussion and Analysis • Fiscal Year 2018 NEO Compensation

Fiscal Year 2018 Annual and Long-Term Incentive Decisions

Pay Element	Fiscal Year 2018 Compensation Decisions
Annual Incentives	Executive Bonus Compensation Plan resulted in attainment at 140% of target incentive.
Long-Term Incentives (LTI)	LTI with performance cycles concluding at the end of fiscal year 2018 resulted in attainment at 200% of target for Adjusted EBITDA-based RSUs and 135% of target for TSR-based RSUs.

52	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

Executive Compensation Practices

Our Process

We have a rigorous review process for determining executive compensation using both internal and external resources. The various roles in our compensation process are detailed below.

Role of Compensation Committee

The Compensation Committee assists the Board of Directors in its overall responsibility for oversight of compensation matters. To that end, the Compensation Committee:

▶   reviews and approves goals and objectives relevant to compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives, and sets the CEO’s compensation level based on such evaluation;

▶   reviews and approves corporate goals, objectives and awards relevant to compensation of the NEOs;

▶   administers Carpenter’s incentive compensation programs and plans;

▶   reviews benchmarking and pay recommendations from the outside compensation consultant(s);

▶   approves compensation plans and related targets for any management-proposed changes in benefits or perquisites;

▶   oversees activities relative to incentive stock plans; and

▶   ensures executive compensation programs are properly coordinated and achieving their intended purpose.

In addition, the Compensation Committee reviews our compensation programs to ensure they do not incorporate practices that would encourage excessive risk.

Role of the Full Board

While the Compensation Committee has the ultimate authority to make all decisions concerning executive compensation, it actively seeks input from and frequently discusses executive compensation matters with the full Board. The Board determines what drives long-term performance, and the Compensation Committee considers input from the Board in linking performance to compensation.

The Compensation Committee considers input from all directors, each of whom has a variety of experience and expertise, and from time-to-time will seek out those with expertise in the industry when determining what will drive long-term high performance or what might encourage excessive risk-taking. The Compensation Committee may consult with one or more directors with particular expertise in certain areas when considering an executive’s performance (i.e., consult with Audit/Finance Committee members when considering CFO performance).

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	53

Compensation Discussion and Analysis • Executive Compensation Practices

Role of Management

As part of its decision-making process, the Compensation Committee invites and considers the input of certain officers (but not with respect to such officer’s own compensation), including the CEO, General Counsel, and Vice President of Human Resources, particularly about how specific metrics and goals might drive high performance without encouraging undue risk-taking, or in negotiating compensation packages with prospective executives other than the CEO.

The Compensation Committee also considers input from the CEO as to the performance of other executives and other executives’ contributions to overall performance. At times, the Compensation Committee may request that senior management obtain information on its behalf to assist with decision-making relating to the compensation program. Pursuant to the Compensation Committee’s charter, it may also delegate authority to members of management in appropriate circumstances.

In formulating recommendations, management reviews information from a variety of sources, including input provided by outside compensation consultants. During fiscal year 2018, Willis Towers Watson served as management’s outside compensation consultant. In this capacity, Willis Towers Watson provided market data and other information, including a pay level assessment for senior executives and a review of incentive plan design practices (overall approach, competitive target levels, and share utilization).

Roles of Compensation Consultants

The Compensation Committee engaged Pearl Meyer & Partners, an independent compensation consulting firm, to provide the following services relating to fiscal year 2018 compensation determinations:

▶   conduct a competitive assessment of our compensation program for the NEOs;

▶   make NEO compensation recommendations;

▶   update and review peer group member companies; and

▶   provide ongoing advice as needed to the Compensation Committee, including guidance on our CEO compensation package.

Separately, Willis Towers Watson, an outside compensation consulting firm, was engaged to conduct an annual risk assessment of Carpenter’s compensation programs, and to provide advice and information on compensation trends and regulatory developments in the market.

The compensation findings, market context, recommendations, and other information provided to management by Willis Towers Watson were made available to the Compensation Committee.

Compensation Consultants

For fiscal year 2018 executive compensation determinations, the Compensation Committee engaged Pearl Meyer & Partners (“PM”), an outside compensation consulting firm, to conduct a competitive assessment of our executive compensation program for the NEOs and to make recommendations for the Compensation Committee’s review and approval. PM was also retained to update and review peer group member companies and to provide ongoing advice as needed to the Compensation Committee, including guidance on our CEO compensation package. A representative from PM also regularly attends Compensation Committee meetings to provide advice and guidance on Carpenter’s executive compensation program. The Compensation Committee’s decision to engage PM was not made or recommended by management.

Additionally, Willis Towers Watson (“WTW”), an outside compensation consulting firm, was engaged to conduct an annual risk assessment of Carpenter’s compensation programs. A representative from WTW also attended Compensation Committee meetings to provide advice and information on compensation trends in the market.

Also during fiscal year 2018, the compensation findings, market context, recommendations, and other information provided to management by WTW was made available to the Compensation Committee.

54	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

The Compensation Committee believes that there was no conflict of interest between Carpenter and either PM or WTW during fiscal year 2018. In reaching this conclusion, the Compensation Committee considered the factors set forth by the SEC and NYSE regarding compensation advisor independence. Specifically, the Compensation Committee analyzed whether the work of PM or WTW as compensation consultants raised any conflict of interest, taking into consideration the following factors:

▶	whether the consultant provides other services to Carpenter;

▶	the amount of fees Carpenter paid to the consultant as a percentage of the consultant’s total revenue;

▶	the policies and procedures of the consultant that are designed to prevent conflicts of interest;

▶	any business or personal relationship of the consultant or its individual compensation advisors with an executive officer of the company;

▶	any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and

▶	any Carpenter stock owned by the consultant or its individual compensation advisors.

How We Benchmark Compensation

In developing competitive compensation recommendations with respect to the NEOs, PM established a benchmark match for each position based on a broad perspective of the relevant market and detailed competitive survey data and proxy disclosures of peer companies, for each of the following elements of compensation:

▶	base salary;

▶	annual cash incentive;

▶	total cash compensation;

▶	long-term incentives; and

▶	total direct compensation.

The Compensation Committee accepted the consultants’ recommendation to use a comparator group for competitive compensation analysis that consists of fifteen public companies that manufacture and sell specialty metals and related products and that draw upon similar executive talent (the “Comparator Group”). The Comparator Group for fiscal year 2018 consisted of the public companies shown below. These companies operate in various parts of the world and have a median revenue of $2,091 million (compared to Carpenter’s fiscal year 2018 revenue of $2,158 million).

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	55

Compensation Discussion and Analysis • Executive Compensation Practices

Comparator Group

These companies were selected for inclusion in the Comparator Group based on industry, size, and US-based headquarters, with a particular focus on companies with which Carpenter competes for executive talent, customers, or investor capital.

($ in millions)
Company Name	Revenue*	Market Cap as of June 30, 2018
AK Steel Holding Corporation	$6,395	$1,368
Allegheny Technologies Inc.	$3,768	$3,156
The Timken Company	$3,339	$3,379
Cabot Corporation	$3,115	$3,819
Valmont Industries Inc.	$2,777	$3,400
Cleveland-Cliffs, Inc.	$2,467	$2,510
Kennametal Inc.	$2,368	$2,930
Hexcel Corp.	$2,091	$5,939
KLX Inc.	$1,829	$3,648
Century Aluminum Company	$1,759	$1,379
Wesco Aircraft Holdings Inc.	$1,525	$1,119
Kaiser Aluminum Corporation	$1,489	$1,745
Barnes Group Inc.	$1,472	$3,098
Sun Coke Energy Inc.	$1,416	$ 866
Haynes International, Inc.	$ 414	$ 460
Carpenter Technology Corp.	$2,158	$2,481

*Reflects	revenue for the period July 1, 2017, through June 30, 2018.

Peer Group for Fiscal Year 2018

Our peer group consisted of 15 companies who accurately reflect Carpenter’s specialty business.

2018 Peer Group Companies

2018 Peer Group Companies

56	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

Individual Performance Criteria

While the Compensation Committee uses benchmark data as a reference point, it is not the sole determining factor in making our executive compensation decisions. The Compensation Committee also considers each individual’s performance and importance to the organization.

Our individual performance criteria include:

▶	Successful execution of key strategic goals;

▶	Leadership capability;

▶	Contribution to both short- and long-term business results; and

▶	Ethical conduct and regulatory compliance.

The market data is used primarily to ensure that, in totality, our executive compensation program is competitive when the company achieves targeted performance levels.

Equity Ownership Guidelines

Equity awards earned through Carpenter’s long-term incentive program help NEOs and other executives meet the company’s equity ownership guidelines. These guidelines require that Corporate Vice Presidents and above hold specific values of equity, expressed as a multiple of the executive’s base salary. Holdings may consist of either earned restricted or unrestricted stock or stock units, including shares held in retirement accounts. There is a five-year phase-in period after a NEO is elected for satisfying the minimum equity holding requirements. All NEOs currently meet their requirements. The Compensation Committee, with the input of outside consultants, reviews these requirements regularly and continues to believe these levels are competitive with the market.

Robust Stock Ownership Requirements

Hedging/Pledging Policy

Executive officers (including NEOs) and directors are prohibited from hedging their ownership of Carpenter stock, including short sales (a sale of securities that are not then owned) of Carpenter securities, “a sale against the box” (a sale with delayed delivery of the Carpenter securities), and the purchase of financial instruments (such as prepaid variable forward contracts, collars, equity swaps and exchange funds) that are designed to hedge or offset any decrease in the market value of Carpenter stock. In addition, no NEO or director may trade in “puts” or “calls” (publicly-traded options to sell or buy stock) in Carpenter securities or pledge company stock as collateral for a loan.

Minimal Perquisites

We provide a limited number of perquisites and other personal benefits to NEOs, which we believe are reasonable and consistent with market practices. Carpenter believes each perquisite offered also provides a benefit to the company as noted below:

▶	annual tax preparation fees up to $1,500 and annual financial planning and tax planning expenses up to $8,500 encourage NEOs to keep up to date and in compliance with complex regulations;

▶	annual medical examination up to $7,500 for NEOs to encourage proactive health management;

▶	employment relocation expenses to reduce the administrative burden of relocation in order to encourage new executives to focus on their job with us as soon as possible; and

▶	parking fees at our Philadelphia headquarters.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	57

Compensation Discussion and Analysis • Executive Compensation Practices

Carpenter believes these items are advantageous to our company and our stockholders, and they keep executives focused on the legitimate interests of the business.

Retirement and Post-Employment Benefits

We believe retirement plans and other post-employment benefits serve to attract and retain talented personnel generally, but they should not be a significant part of the overall compensation program. Ours are largely legacy programs closed to new participants.

The General Retirement Plan for Employees of Carpenter Technology Corporation (“GRP”). This is a tax-qualified plan that generally provides retirement benefits to employees at age 65 (with five years of service), from age 55 (with ten years of service), or at any age with 30 years of service. For most employees these benefits are based on either:

▶	a fixed monthly rate for each year of service; or

▶	the sum of

•	the employee’s highest average annual earnings multiplied by 1.3% for each of the first 20 years of service, and

•	the employee’s highest average annual earnings multiplied by 1.4% for each year of service over 20.

This average is calculated from the highest five annual periods (within the last 20 years) ending on the date of retirement. For purposes of this calculation, “earnings” generally includes salary, bonuses and other cash compensation.

The GRP includes Qualified Supplemental Retirement Benefits (“QSERP”), which serve to reduce the company’s obligations under its non-qualified defined benefit plans (described below) by providing the maximum available benefit under the GRP permitted by applicable nondiscrimination rules under the Internal Revenue Code (the “Code”). The GRP and QSERP were closed to new hires and rehires effective January 1, 2012, and therefore do not apply to Messrs. Haniford, Audia, and Thene. Benefits under the QSERP, including Mr. Dee’s benefits, were frozen effective January 1, 2014, and benefits under the GRP, including Mr. Dee’s benefits, were frozen as of December 31, 2016.

Carpenter had two restoration plans for those participants whose benefits under the GRP are reduced by limitations under the Code.

▶

The Earnings Adjustment Plan of Carpenter Technology Corporation (“EAP”) restored any benefits lost due to Code limitations on compensation that may be considered in the calculation of benefits under the GRP.

▶	The Benefit Equalization Plan of Carpenter Technology Corporation (“BEP”) restored any benefits lost as a result of Code limitations on the maximum annual benefit that may be payable under the GRP.

In general, benefits under these plans were subject to the same administrative rules as the GRP.

Officers and Key Employees Supplemental Retirement Plan of Carpenter Technology Corporation (“OSRP”). This plan provided supplemental pension benefits to participants, including NEOs, whose benefits will be reduced under the GRP because they elected to defer income under the company’s deferred compensation plan. The OSRP restored reductions that occur under the GRP because of income deferrals, without regard to any limitations under the Code. These benefits are subject to the same administrative rules as the GRP. Mr. Dee is the only NEO eligible for benefits under the OSRP.

Effective December 31, 2016, all benefit and service accruals were frozen for all EAP, BEP and OSRP participants.

The Health Protection Account (“HPA”) provides retiree medical benefits for certain employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The benefits are equal to monthly credits that participants can use to pay for qualified medical expenses. The monthly credits are determined at retirement by multiplying a participant’s “earned percentage” by the applicable premiums for the Carpenter-sponsored retiree medical plan in the year of retirement, and vary before and after the age at which a participant or the participant’s dependents are eligible for Medicare. Monthly credits are capped at $528 per month pre-Medicare and $338 per month post-Medicare for single coverage, and at $922 per month pre-Medicare and $593 per month post-Medicare for family coverage. The earned percentage is equal to 3% per year of continuous service, but not less than 50% nor more than 90% of the cap. The HPA was closed to new hires effective January 1, 2012, and therefore does not apply to Messrs. Audia, Haniford, and Thene.

58	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Compensation Discussion and Analysis • Tax Policies

Carpenter also provides retiree life insurance benefits for some employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The face amount of the retiree life insurance benefit is equal to $5,000.

Benefits for NEOs under the above plans are discussed in detail in the “Executive Compensation” section of this Proxy Statement.

Savings Plans and Deferred Compensation Plan

Our Savings Plans are tax-qualified profit sharing plans. Carpenter had a savings plan available to Carpenter employees and certain affiliates who were hired prior to January 1, 2012 (Pre-2012 Savings Plan), a savings plan available to Carpenter employees and certain affiliates who were hired on and after January 1, 2012 (2012 Savings Plan), a savings plan for employees of Amega West Services LLC (a wholly-owned subsidiary), and a savings plan for collectively bargained employees of Latrobe Steel Company (a wholly-owned subsidiary).

Effective January 1, 2017, the Pre-2012 Savings Plan and the 2012 Savings Plan were merged into the Savings Plan, which credits the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution of up to 6% (subject to IRS limits on the maximum compensation that may be taken into account for this purpose). Eligible participants may contribute up to an additional 100% of base salary to their individual accounts (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes).

Participant contributions could not exceed $18,000 in calendar year 2017 and $18,500 in calendar year 2018. If the participant was or became age 50 or older during calendar year 2017, the limit was $24,000. The limit in 2018 was $24,500 if the participant was or became age 50 that year. The Savings Plan allows for immediate participation by all eligible employees and immediate vesting of all contributions.

As further described in the “Tax-Qualified Defined Contribution Pension Plans” section of this proxy, if the company’s contribution to a Savings Plan for any executive is limited under the Code, the executive will receive any lost contributions under the company’s deferred compensation plan discussed immediately below.

Carpenter sponsors a non-qualified, deferred compensation plan for executives, including NEOs, to supplement these tax-qualified savings plans. If the company’s contribution to a savings plan for any executive is limited under the Code, the executive will receive any lost contributions under this deferred compensation plan. Executives, including NEOs, may annually defer up to 35% of their base pay and up to 100% of their cash incentive payout. Executives are fully vested in all amounts deferred under this plan, including any company contributions. These sums are deliverable to the executive either on a date selected by the participant or upon the occurrence of a specified event.

Health Benefits and Disability Insurance

Carpenter currently provides its executive officers with the same health and disability insurance plans offered to all employees. In addition, Carpenter encourages each executive officer to have a periodic physical examination, and reimburses executives for certain additional out-of-pocket health costs associated with those exams that are not covered by insurance. This reimbursement is tax deductible to the company.

Severance and Employment Arrangements

Carpenter maintains an executive severance plan to address certain terminations in the absence of a change in control. In addition, the company also maintains a change in control severance plan, which provides certain payments and benefits in the event of a change in control. These plans are discussed in more detail in the “Potential Payments Upon Termination of Employment” section of this proxy.

Tax Policies

To the extent the aggregate compensation subject to Section 162(m) of the Internal Revenue Code paid to any NEO (other than our principal financial officer, prior to the amendment discussed below) exceeds $1 million, it is not deductible by Carpenter for federal income tax purposes unless it meets the definition of “performance-based” under Code Section 162(m). Cash incentives and RSU grants are performance-based only if they are earned or vested based on achieving objective goals under stockholder approved plans. Cash incentives granted under the Executive Bonus

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	59

Compensation Discussion and Analysis • Tax Policies

Compensation Plan and stock options and performance-based RSUs granted under the Executive Stock Plan are intended to qualify as performance-based compensation under Section 162(m). Our stockholders approved each of those plans. The tax laws do not require that all incentive compensation be deductible, and other components of compensation may not be deductible under the Code. The Compensation Committee generally intends to make as much compensation deductible as possible under the Internal Revenue Code and related regulations. However, if the Compensation Committee determines it is advisable to grant a non-deductible component of pay to advance the overall interests of the business, then it reserves the right to do so.

The Tax Cuts and Jobs Act of 2017 (the “Act”) was enacted on December 22, 2017 and included changes to certain provisions of Section 162(m) of the Internal Revenue Code, including expanding the executives covered by the limitation to include the principal financial officer, as well as executives covered by the limitation in prior periods, and the elimination of exemption for performance-based compensation. The Act is effective for tax years beginning after December 31, 2017 and includes limited transitional provisions for compensation paid under contracts in effect on November 2, 2017. Additional authoritative guidance is expected to be issued to clarify certain provisions of the Act related to executive compensation as it is currently uncertain whether compensation intended to be structured as performance-based compensation will be deductible when earned or vested in future periods. The Compensation Committee may consider the impacts of the changes included in the Act when determining executive compensation in the future.

60	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive compensation

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	61

Executive Compensation • Summary Compensation Table

Summary Compensation Table

The following table contains information concerning the compensation accrued or paid by Carpenter for services rendered during the fiscal years ended June 30, 2018, 2017, and 2016, by Carpenter’s CEO, CFO and each of the other NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)		All Other Compensation(4)	Total
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)		(i)	(j)
Thene, Tony R.	2018	$867,572	$ 0	$2,408,717		$ 699,998		$1,212,884	$ 0		$124,475	$5,313,646
President and Chief Executive Officer	2017	$826,731	$ 0	$3,624,746	(5)	$3,141,703	(6)	$ 649,862	$ 0		$291,821	$8,534,863
	2016	$705,385	$ 0	$1,777,622		$ 550,127		$ 140,630	$ 0		$ 63,155	$3,236,919

Audia, Damon J.	2018	$456,445	$ 0	$ 602,248		$ 175,005		$ 510,496	$ 0		$ 58,656	$1,802,850
Senior Vice President and Chief Financial Officer	2017	$445,877	$ 0	$1,070,763	(5)	$1,119,853	(6)	$ 282,604	$ 0		$ 97,358	$3,016,455
	2016	$304,308	$ 0	$ 282,844		$ 87,514		$ 45,884	$ 0		$ 51,467	$ 772,017

Haniford, Joseph E.	2018	$449,096	$ 0	$ 516,273		$ 150,003		$ 502,276	$ 0		$ 60,243	$1,677,891
Vice President - BMO and Global Advanced Engineering	2017	$434,615	$ 0	$ 976,813	(5)	$1,079,620	(6)	$ 274,659	$ 0		$ 59,643	$2,825,350
	2016	$390,769	$100,000	$ 504,039		$ 125,032		$ 60,259	$ 0		$ 45,639	$1,225,738

Dee, James D.	2018	$411,891	$ 0	$ 344,182		$ 100,009		$ 316,707	$ 0	(7)	$ 44,781	$1,217,570
Vice President, General Counsel and Secretary	2017	$402,354	$ 0	$ 676,500	(5)	$ 771,261	(6)	$ 175,325	$ 53,061		$ 41,569	$2,120,070
	2016	$388,926	$ 0	$ 247,500		$ 82,500		$ 43,244	$132,604		$ 10,809	$ 905,583

(1)	The grant date fair value of stock awards granted to our NEOs in fiscal year 2018 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation.

The values shown include annual time-based restricted stock unit awards and both one-and three-year performance-based stock unit award opportunities. For the performance-based stock unit awards, the values in column (e) represent the probable award value on the grant date, which has been determined as if the relevant performance goals were achieved at target. The maximum values of the performance-based stock unit awards (200% of target) on the grant date were:

	Fiscal Year 2018
Name	1 Year Maximum	3 Year Maximum
Tony R. Thene	$1,400,010	$2,017,414
Damon J. Audia	$350,043	$504,412
Joseph E. Haniford	$300,071	$432,403
James D. Dee	$200,048	$288,269

Actual attainment for one-year performance-based stock unit awards for all NEOs was 200% in fiscal year 2018.

(2)	The grant date fair value of option awards granted to our NEOs in fiscal year 2018 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation.

(3)

Shows the aggregate change in the actuarial present value of accumulated benefits under all defined benefit plans (including non-qualified plans) from July 1 to June 30 of fiscal years 2018, 2017, and 2016. The amounts were computed using the same assumptions used for financial statement reporting purposes described in Note 10 to the financial statements contained in Carpenter’s 2018 Annual Report on Form 10-K. Amounts paid under the plans use assumptions contained in the plans and may be different from those used for financial reporting purposes.

(4)	The amounts shown in this column for fiscal year 2018 are broken down in detail in the “All Other Compensation Table” below.

(5)

The value shown includes a special off-cycle RSU award granted under the Executive Stock Plan in August 2016 in recognition of increased responsibilities for senior executives. The respective award value for each NEO is as follows: T. Thene – $1,201,231; D. Audia – $464,884; J. Haniford – $457,392; and J. Dee – $330,265.

(6)

The value shown includes a special off-cycle stock option award granted under the Executive Stock Plan in August 2016 in recognition of increased responsibilities for senior executives. The respective award value for each NEO is as follows: T. Thene – $2,441,050; D. Audia – $944,690; J. Haniford – $929,477; and J. Dee – $671,158.

(7)	The actual decline in value from 2017 to 2018 was $8,083.

62	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive Compensation • All Other Compensation Table

All Other Compensation Table

The following table contains details for the values set forth in Summary Compensation Table Column (i) for all other compensation accrued or paid by Carpenter to the CEO, CFO and each of the other NEOs for the fiscal year ended June 30, 2018.

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Dividend Equivalents on Restricted Stock Units ($)	Total ($)
Thene, Tony R.	2018	$10,000	(1)	$1,534	$41,810	$71,131	$124,475
President and Chief Executive Officer
Audia, Damon J.	2018	$10,045	(2)	$1,160	$27,537	$19,914	$58,656
Senior Vice President and Chief Financial Officer
Haniford, Joseph E.	2018	$10,000	(3)	$1,138	$29,984	$19,121	$60,243
Vice President – BMO and Global Advanced Engineering
Dee, James D.	2018	$2,530	(4)	$1,045	$28,013	$13,193	$44,781
Vice President, General Counsel and Secretary

(1)	This amount represents reimbursement for financial planning/tax services.

(2)	This amount represents reimbursement of $8,500 for financial planning/tax services and $1,545 for parking fees at our Philadelphia headquarters.

(3)	This amount represents reimbursement for financial planning/tax services.

(4)	This amount represents reimbursement of $985 for tax services and $1,545 for parking fees at our Philadelphia headquarters.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	63

Executive Compensation • Fiscal Year 2018 Grants of Plan-Based Awards Table

Fiscal Year 2018 Grants of Plan-Based Awards Table

The following table contains information about fiscal year 2018 plan-based awards to NEOs under the company’s equity and non-equity incentive plans, which are the Executive Bonus Compensation Plan (“EBCP”) and Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) described in the CD&A section of this Proxy Statement.

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (i)	All Other Option Awards: Number of Securities Underlying Options (j)		Exercise or Base Price of Option Awards (k)	Grant Date Fair Value of Stock and Option Awards(2) (l)
		Approval Date	Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Thene, Tony R.	07/31/17	07/21/17	$433,173	$866,346	$1,732,692	8,657	17,314	34,628	(3)					$700,005
President	07/31/17	07/21/17				8,657	17,314	34,628	(4)					$1,008,707
and Chief Executive Officer	07/31/17	07/21/17								17,314				$700,005
	07/31/17	07/21/17									61,650	(5)	$40.43	$699,998
Audia, Damon J.	07/31/17	07/21/17	$182,320	$364,640	$729,280	2,165	4,329	8,658	(3)					$175,021
Senior Vice President	07/31/17	07/21/17				2,165	4,329	8,658	(4)					$252,206
and Chief Financial Officer	07/31/17	07/21/17								4,329				$175,021
	07/31/17	07/21/17									15,413	(5)	$40.43	$175,005
Haniford, Joseph E.	07/31/17	07/21/17	$179,385	$358,769	$717,538	1,856	3,711	7,422	(3)					$150,036
Vice President - BMO	07/31/17	07/21/17				1,856	3,711	7,422	(4)					$216,201
and Global Advanced Engineering	07/31/17	07/21/17								3,711				$150,036
	07/31/17	07/21/17									13,211	(5)	$40.43	$150,003
Dee, James D.	07/31/17	07/21/17	$113,110	$226,219	$452,438	1,237	2,474	4,948	(3)					$100,024
Vice President, General	07/31/17	07/21/17				1,237	2,474	4,948	(4)					$144,134
Counsel and Secretary	07/31/17	07/21/17								2,474				$100,024
	07/31/17	07/21/17									8,808	(5)	$40.43	$100,009

(1)

Represents target bonus opportunity established by the Board under the EBCP for a one-year performance period beginning July 1, 2017, and ending June 30, 2018. The threshold is equal to 50% of target and the maximum is equal to 200% of target. For amounts of the actual awards, please see the Summary Compensation Table.

(2)

The grant date fair value of stock awards granted to our NEOs in fiscal year 2018 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The grant date fair value of the equity incentive awards was determined based on the probable outcome at the time of grant.

(3)

Represents target equity opportunity established by the Board for a one-year performance period beginning July 1, 2017, and ending June 30, 2018. The threshold is equal to 50% of target and the maximum is equal to 200% of target. For details of actual attainment, please reference the CD&A section of this Proxy Statement.

(4)

Represents target equity opportunity established by the Board for a three-year performance period beginning July 1, 2017, and ending June 30, 2020. The threshold is equal to 50% of target and the maximum is equal to 200% of target.

(5)

Represents stock options granted under the Executive Stock Plan during fiscal year 2018. The options have a ten-year term, become exercisable ratably over a three-year period following the grant date, and will expire 90 days following termination of employment, except in the case of death, Disability or Retirement (as those terms are defined in the Executive Stock Plan). In the event of death or Disability, all options that were granted more than 12 months prior to the event become fully vested and exercisable by the participant or the participant’s estate for the remainder of the original term. In the event of Retirement, all unexercisable options granted more than 12 months before such event become vested, prorata, based on the number of days in service during the restriction period, and are exercisable by the participant or the participant’s estate for the remainder of the original term unless the Compensation Committee decides otherwise. Upon a Change in Control, all outstanding options become fully vested and immediately exercisable for the remainder of the original term.

64	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2018 Table

Outstanding Equity Awards at End of Fiscal Year 2018 Table

The following table contains information about outstanding equity awards held by the NEOs at the end of fiscal year 2018.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Name	Exercisable		Unexercisable
Thene, Tony R.	8,479	(4)	0		0	$52.41	07/30/23	124,127	$6,525,356	70,508	$3,706,606
President	8,463	(4)	0		0	$59.15	03/01/21
and Chief Executive Officer	10,524	(5)	0		0	$53.95	08/01/24
	0		19,446	(6)	0	$36.82	08/03/25
	21,554		43,106	(7)	0	$39.02	08/01/26
	0		225,273	(8)	0	$39.02	08/01/26
	0		61,650	(9)	0	$40.43	07/31/27
Audia, Damon J.	0		3,754	(10)	0	$31.30	10/19/25	34,312	$1,803,782	17,628	$926,704
Senior Vice President	0		10,776	(7)	0	$39.02	08/01/26
and Chief Financial Officer	0		87,181	(8)	0	$39.02	08/01/26
	0		15,413	(9)	0	$40.43	07/31/27
Haniford, Joseph E.	0		4,419	(6)	0	$36.82	08/03/25	31,921	$1,678,087	15,112	$794,438
Vice President – BMO	0		9,237	(7)	0	$39.02	08/01/26
and Global Advanced Engineering	0		85,777	(8)	0	$39.02	08/01/26
	0		13,211	(9)	0	$40.43	07/31/27
Dee, James D.	3,144	(4)	0		0	$56.52	07/28/21	21,907	$1,151,651	10,074	$529,590
Vice President, General Counsel and Secretary	3,596	(4)	0		0	$47.86	07/31/22
	3,392	(4)	0		0	$52.41	07/30/23
	3,511	(4)	0		0	$59.15	03/01/21
	4,210	(5)	0		0	$53.95	08/01/24
	5,834		2,917	(6)	0	$36.82	08/03/25
	3,080		6,158	(7)	0	$39.02	08/01/26
	0		61,938	(8)	0	$39.02	08/01/26
	0		8,808	(9)	0	$40.43	07/31/27

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	65

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2018 Table

(1)	The table in this footnote provides specific information about the grant and vesting dates for outstanding shares reflected in the above table.

Named Executive	# of Shares Granted	Grant Date	Vest Date	Percentage

Thene, Tony R.	14,938	08/03/15	08/03/18	100%
	17,940	08/01/16	08/01/19	100%
	30,785	08/01/16	08/01/19	100%
	8,522	08/01/16	06/30/19	50%*
	17,314	07/31/17	07/31/20	100%
	34,628	07/31/17	06/30/19	50%
			06/30/20	50%

Audia, Damon J.	2,796	10/19/15	10/19/18	100%
	4,485	08/01/16	08/01/19	100%
	11,914	08/01/16	08/01/19	100%
	2,130	08/01/16	06/30/19	50%*
	4,329	07/31/17	07/31/20	100%
	8,658	07/31/17	06/30/19	50%
			06/30/20	50%

Haniford, Joseph E.	3,395	08/03/15	08/03/18	100%
	3,845	08/01/16	08/01/19	100%
	11,722	08/01/16	08/01/19	100%
	1,826	08/01/16	06/30/19	50%*
	3,711	07/31/17	07/31/20	100%
	7,422	07/31/17	06/30/19	50%
			06/30/20	50%

Dee, James D.	2,241	08/03/15	08/03/18	100%
	2,563	08/01/16	08/01/19	100%
	8,464	08/01/16	08/01/19	100%
	1,217	08/01/16	06/30/19	50%*
	2,474	07/31/17	07/31/20	100%
	4,948	07/31/17	06/30/19	50%
			06/30/20	50%

*	Represents remaining balance of the original award

(2)	Market value is based on the June 29, 2018, closing price of the company’s common stock ($52.57).

(3)

Represents the maximum opportunities established by the Board for three-year performance awards granted during fiscal years 2017 and 2018, respectively, based on projected attainment percentages on the last day of fiscal year 2018. The actual number of shares earned, if any, will be determined at the end of the applicable performance period. The threshold is 50% of target and the maximum is 200% of target.

The table in this footnote provides details for the performance-based stock awards reflected in the above table.

Named Executive	Fiscal Year	Number of Unearned Shares	Vest Date	Percentage

Thene, Tony R.	2017	17,940	06/30/19	100%
	2018	17,314	06/30/20	100%

Audia, Damon J.	2017	4,485	06/30/19	100%
	2018	4,329	06/30/20	100%

Haniford, Joseph E.	2017	3,845	06/30/19	100%
	2018	3,711	06/30/20	100%

Dee, James D.	2017	2,563	06/30/19	100%
	2018	2,474	06/30/20	100%

(4)	These stock options were fully vested prior to the fiscal year being reported.

(5)	Stock options granted on August 1, 2014; one-third vested on each of August 1, 2015, 2016 and 2017.

(6)	Stock options granted on August 3, 2015; one-third vested on each of August 3, 2016 and 2017; the remainder will vest on August 3, 2018.

(7)	Stock options granted on August 1, 2016; one-third vested on August 1, 2017 and one-third will vest on each of August 1, 2018 and 2019.

(8)	A special off-cycle stock option award granted on August 1, 2016; 100% will vest on August 1, 2019.

(9)	Stock options granted on July 31, 2017; one-third will vest on each of July 31, 2018, 2019 and 2020.

(10)	Stock options granted on October 19, 2015; one-third vested on each of October 19, 2016 and 2017; the remainder will vest on October 19, 2018.

66	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive Compensation • Fiscal Year 2018 Option Exercises and Stock Vested Table

Fiscal Year 2018 Option Exercises and Stock Vested Table

The following table contains information about options exercised by, and stock vested for the benefit of, NEOs during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thene, Tony R.	38,892	$855,791
President			13,622	$716,109
and Chief Executive Officer			20,197	$1,146,382

Audia, Damon J.	12,898	$313,901
Senior Vice President			3,086	$162,231
and Chief Financial Officer			3,781	$214,610

Haniford, Joseph E.	13,459	$154,946
Vice President - BMO			2,986	$156,974
and Global Advanced Engineering			4,591	$260,585

Dee, James D.	4,952	$116,669
Vice President, General			1,983	$104,246
Counsel and Secretary			3,030	$171,983

Pension Benefits

Carpenter maintains several pension and related benefit plans in which only Mr. Dee is eligible to participate. These plans are described after the notes to the Pension Benefits Table. Messrs. Thene, Audia and Haniford are not participants in Carpenter’s pension and related benefit plans.

The following table contains information about the value of accumulated benefits and number of years of credited service under each of the defined benefit pension plans and supplemental executive retirement plans available to Mr. Dee at the end of fiscal year 2018, based upon assumed retirement dates and the satisfaction of other applicable eligibility criteria.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	67

Executive Compensation • Pension Benefits Table

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)

Dee, James D.	General Retirement Plan (GRP)(2)	6.33	$260,029	$0
Vice President, General	Benefits Restoration Plan (BRP)(3)	6.33	$237,995	$0
Counsel and Secretary

(1)

Present Value of Accumulated Benefit. The amounts in this column are actuarial present values of the applicable plan accumulated benefits using the same assumptions used for financial statement reporting purposes described in Note 10 to the financial statements contained in Carpenter’s 2018 Annual Report on Form 10-K and further assuming that the NEO retires on his earliest possible retirement date. The projected age of Mr. Dee at his earliest retirement date is 60. Assumptions regarding the value of survivor benefits are that 85% of executives are married and wives are two years younger than husbands. Though all amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum, and only when the executive is eligible for a monthly GRP annuity in the month following separation.

(2)

The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees. It is described in greater detail in the section titled “Tax- Qualified Defined Benefit Pension Plans.” The GRP was closed to new hires and rehires effective January 1, 2012, and frozen on December 31, 2016.

(3)

The BRP of Carpenter Technology Corporation restores benefits not paid under the GRP because of (a) limitations on the amount of compensation that may be considered under a tax-qualified plan, (b) limitations on the annual benefit that may be paid under tax-qualified plans, or (c) the application of section 415 of the Internal Revenue Code. Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

Benefits under the applicable plan or plans are generally paid in the form of an annuity.

68	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive Compensation • Tax-Qualified Defined Benefit Pension Plans

Tax-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2018, Mr. Dee was the only NEO eligible to participate in the tax-qualified General Retirement Plan (“GRP”). The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Messrs. Thene, Audia and Haniford.

GRP Calculation

Retirement benefits pursuant to the GRP are calculated using a formula that considers a participant’s years of credited service and average compensation during the five highest 12-month calculation periods that occurred during the last 240 full calendar months of employment. Average compensation includes cash bonuses, but excludes income attributable to equity-based compensation. These retirement benefits are subject to certain limitations under the Internal Revenue Code relating to the maximum amount of compensation that may be taken into account under a tax-qualified plan and the maximum annual benefit that may be paid to any participant by such a plan.

Effective December 31, 2016, Carpenter froze the GRP for benefit and service accrual. Compensation earned and employment after that date will not count toward determining a participant’s pension benefit, but will continue to count toward determining eligibility for early or normal retirement.

GRP Payment

All payments to a participant or any beneficiary pursuant to the GRP are conditioned upon the circumstances surrounding the participant’s separation from employment, which dictate (a) whether the participant is entitled to an annuity payable beginning in the month immediately following separation (an “immediate annuity”) or an annuity payable beginning at a later date (a “deferred annuity”), and (b) whether an immediate annuity, if applicable, will be reduced to account for the participant’s age at the commencement of the annuity. An unreduced immediate annuity is referred to as a “full pension.”

Full Pension: A participant is entitled to a full pension if separation from employment occurs:

▶	at or after age 65 with at least five years of service;

▶	at any age with at least 30 years of service; or

▶	at age 62 with at least ten years of service.

A full pension is also available based upon permanent disability if the participant has provided at least 15 years of service to the company, or where the participant’s age plus service equals one of the following totals:

Employee’s Age	Employee’s Service	Age + Service =

Under 55	At least 20 years	65 but not 80

Under 55	At least 15 years	At least 80

55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount): Early retirement is available at age 55 after at least ten years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid before the participant reaches age 62), or at age 60 after at least five years of service (with the benefit amount otherwise payable at age 65 discounted for the time during which benefits are paid before the participant reaches age 65).

Deferred Vested Pension: A participant with a vested pension who separates from service without being eligible for an immediate annuity is entitled to receive a deferred annuity that is generally payable without discount at age 65 (or at age 62 if the participant terminated employment after at least 15 years of service). A participant with a deferred vested pension who terminates employment prior to age 55 after at least ten years of employment may elect to have a discounted benefit commence at age 55 in lieu of a benefit commencing at age 65. A participant with a deferred vested pension who terminates employment prior to age 55 with less than ten years of employment may elect to have a discounted benefit commence at age 60 in lieu of a benefit commencing at age 65.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	69

Executive Compensation • Non-Qualified Defined Benefit Pension Plans

Form of GRP Payments

Benefits collected pursuant to the GRP are typically paid as a monthly annuity for either the life of the participant or, if longer, the life of the beneficiary. Alternatively, a participant who is eligible for an immediate annuity may elect an immediate or delayed lump sum payment.

Non-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2018, Mr. Dee participated in the BRP that restores various payments that are restricted under the GRP. Messrs. Thene, Audia and Haniford are not participants in the BRP.

Non-Qualified Plan Calculations

Carpenter sponsors the BRP, which restores benefits that would have been payable under the GRP but for Internal Revenue Code limits on the amount of compensation payable under a tax-qualified plan or that are lost under the GRP due to voluntary deferrals under Carpenter’s non-qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”).

Generally, the BRP provides the following benefits:

▶	restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax-qualified plan ($275,000 in 2018);

▶	restores benefits not paid under the GRP because of limitations on annual benefits that may be paid from a tax- qualified plan ($220,000 in 2018); and

▶	restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

Non-Qualified Payments

All non-qualified payments to an executive or any beneficiary are conditioned upon the participant’s separation from employment or (in some instances) on the occurrence of a Change in Control (as defined in the BRP). The following paragraphs describe the eligibility and commencement timing for benefits under the BRP.

Full Pension: A participant is entitled to a full pension if the participant separates from employment (i) at or after age 62 after at least five years of service, or (ii) at any age after at least 30 years of service. Such full pension is payable on or about the first day of the month following separation from employment.

Early Pension (payable immediately with age discount): A participant with a vested pension who separates from employment is eligible for an immediate annuity so long as the participant meets the following requirements: (i) attainment of age 55, having provided at least ten years but fewer than 30 years of service, or (ii) attainment of age 60 having provided fewer than 10 years of service. The benefit equals the benefit amount otherwise payable at age 62, discounted to account for the time during which benefits are paid before the participant reaches age 62. A disabled participant may commence early pension payments pursuant to the BRP at any age.

Deferred Vested Pension: A participant with a vested pension who separates from employment without being eligible for an immediate annuity as described above is entitled to a deferred annuity, payable beginning in the first month after the participant attains age 55 if the participant provided at least ten years of service (with the benefit amount otherwise payable at age 65, discounted to account for the time during which benefits are paid before the participant reaches age 62), or age 60 if the participant provided fewer than ten years of service (with the benefit amount otherwise payable at age 65, discounted to account for the time during which benefits are paid before the participant reaches age 65).

With respect to all of the non-qualified plans, payment of benefit amounts for Specified Employees, as defined under Internal Revenue Code Section 409A, are subject to a six-month delay from date of separation from service.

70	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive Compensation • Non-Qualified Deferred Compensation Plan for Officers and Key Employees

Form of Non-Qualified Pension Payments

Benefits under the BRP are generally paid in the form of an annuity. Participants may not elect a lump sum payment, although benefits are paid as a lump sum if they become payable because of a Change in Control.

Eligibility of Named Executive Officers at June 30, 2018

As of June 30, 2018, Mr. Dee was eligible for a Full or Early Pension under these plans without special circumstances.,

Non-Qualified Deferred Compensation Plan for Officers and Key Employees

Under the NQDCP, a participant may defer an additional amount (beyond the amount deferred under a tax-qualified defined contribution plan), not to exceed 35% of base salary, plus all or a portion of bonuses earned under the EBCP. Accounts under the NQDCP were credited for fiscal year 2018 with an employer contribution equal to 3% of the portion of a participant’s base salary that exceeds the Internal Revenue Code limitations on compensation that may be taken into account under the Savings Plans ($275,000 in 2018 and $270,000 in 2017). These contributions vest immediately.

A participant’s NQDCP account has the same investment options as those available under the Savings Plan, except that the NQDCP does not include the Standish Mellon Stable Value Fund, the Prudential Core Plus Bond Fund, Collective Trust, or Carpenter stock investment options. In addition, the NQDCP provides the Prudential Total Return Bond Fund class as an investment option. While the NQDCP is intended to be an unfunded plan, benefits may be payable from a trust established by Carpenter to assist in meeting the obligations of the NQDCP at stated times or on the occurrence of stated events. Participants may elect distribution in a lump sum or annual installments (over either 10 or 15 years).

Fiscal Year 2018 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings / (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)

Thene, Tony R.	$0	$18,040	$11,020	$0	$168,087
President
and Chief Executive Officer

Audia, Damon J.	$0	$5,556	$757	$0	$11,946
Senior Vice President
and Chief Financial Officer

Haniford, Joseph E.	$204,599	$5,339	$21,110	$0	$392,136
Vice President - BMO
and Global Advanced Engineering

Dee, James D.	$0	$4,238	$1,729	$0	$28,350
Vice President, General
Counsel and Secretary

(1)	The amounts shown in this column are included in the amounts disclosed for the respective NEOs in column (c) of the Summary Compensation Table.

(2)	Reflects the fiscal year 2018 company contribution to the NQDCP, which amount is also included in column (i) of the Summary Compensation Table.

(3)	The balances shown in this column include amounts disclosed in prior fiscal years for each NEO, as follows: Thene—$139,027; Audia—$5,633; Haniford—$161,088; and Dee—$22,383.

Tax-Qualified Defined Contribution Pension Plans

The Savings Plan of Carpenter Technology Corporation (the “Savings Plan”), which credits the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution of up to 6% (subject to IRS limits on the maximum compensation that may be taken into account for this purpose). In addition, an eligible participant may contribute up to an additional 100% of base salary (subject to the same IRS limit). Participant contributions during a calendar year may not exceed an annual limit of $18,500 for calendar year 2018 and $18,000 for

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	71

Executive Compensation • CEO Pay Ratio

calendar year 2017, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $24,500 for 2018 and $24,000 for 2017. The Savings Plan allows for immediate participation by all eligible employees and immediate vesting of all contributions.

CEO Pay Ratio

As permitted under the SEC rules, to determine our median employee, we chose “base salary, bonus and overtime pay” as our consistently applied compensation measure. Using a determination date of April 30, 2018, our employee population excluding our CEO was comprised of 4,760 employees. The following jurisdictions constituting 213 employees were excluded under the 5% de Minimis rule: Belgium (37), Canada (60), China (10), France (3), Germany (1), India (1), Korea (2), Singapore (47), Sweden (45), Taiwan (2), UAE (2), and the UK (3).

From the remaining 4,547 employees, we used a valid statistical sampling methodology to produce a sample of employees who were paid within a 5% range of the estimated median base salary, bonus and overtime pay, and selected an employee from within that group as our median employee. We determined that employee’s 2018 Summary Compensation Table (“SCT”) total compensation was $82,617. The 2018 SCT total compensation for our CEO was $5,313,646. Our estimate of the ratio of CEO pay to median worker pay is 64:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

2018 Summary Compensation Table Total Compensation Breakdown

The compensation of Carpenter’s CEO, Tony Thene, and Median Employee is broken down as follows:

Name/ Employee ID	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Thene, Tony R.	2018	$867,572	$0	$2,408,717	$699,998	$1,212,884	$0	$124,475	$5,313,646

Median Employee	2018	$69,629	$0	$0	$0	$7,008	$0	$5,980	$82,617

CEO Pay Ratio = $5,313,646 / $82,617 = 64:1

Potential Payments Upon Termination of Employment

Severance and Employment Arrangements

Severance Pay Plan for Executives of Carpenter Technology Corporation (“Executive Severance Plan”)

The Executive Severance Plan provides a standard practice of addressing executive severance following a termination without cause or resignation for good reason in the absence of a Change in Control. The plan provides for the continuation of certain elements of compensation and benefits, which are more fully described below. All current NEOs employed with Carpenter as of June 30, 2018, were covered under the Executive Severance Plan.

72	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive Compensation • Potential Payments Upon Termination of Employment

The following table shows benefits an executive will receive if the executive’s employment is terminated without cause or the executive resigns with good reason in the absence of a Change in Control.

Benefit	CEO (Pay Grade Level 31)	Senior and Corporate Vice Presidents (Pay Grade Levels 23 – 30)	Key Employees (Pay Grade Level 22)

Severance payment (lump sum or installments at Carpenter’s discretion)	18 months of base salary	12 months of base salary	6 months of base salary

Annual bonus (prorated)	Yes	Yes	Yes

Lump sum payment of cost of medical and prescription coverage	18 months	12 months	6 months

Executive outplacement services	12 months	12 months	6 months

Amended and Restated Carpenter Technology Corporation Change in Control Severance Plan (“Change in Control Severance Plan”).

The Change in Control Severance Plan provides for certain payments and benefits to a covered executive whose employment with Carpenter ceases during the two-year period following a Change in Control of the company due to a termination without “cause” or a resignation for “good reason,” as more fully described below. The Change in Control Severance Plan does not provide for any gross-up on excise taxes for any executive and provides that benefits will be reduced to the extent an excise tax would have applied.

Following a Change in Control, if an executive’s employment is terminated without cause or an executive resigns with good reason, in addition to any other rights or benefits to which the executive is entitled in the ordinary course, the executive will receive the benefits outlined below.

Benefit	CEO (Pay Grade Level 31)	Senior and Corporate Vice Presidents (Pay Grade Levels 23 – 30)	Key Employees (Pay Grade Level 22)

Lump sum severance payment	3x base salary 1x target annual bonus	2x base salary 1x target annual bonus	1x base salary 1x target annual bonus

Lump sum payment of cost of medical, prescription and dental coverage	36 months	24 months	12 months

Executive outplacement services	12 months	12 months	12 months

Reimbursement of any reasonable legal fees incurred to enforce the plan	Yes	Yes	Yes

Benefits payable under the Change in Control Severance Plan will be reduced to the extent necessary to ensure that those benefits, when added to any other payments, rights or benefits due to the executive in connection with the Change in Control, do not implicate the deductibility limitations of Section 280G of the Internal Revenue Code.

The Potential Payments Upon Termination or Change in Control Table illustrates the benefits that would be payable to each of the NEOs in connection with a hypothetical termination of employment or Change in Control on the last day of our most recently completed fiscal year. All of the NEOs were covered at fiscal year-end.

For purposes of the Change in Control Severance Plan, “Change in Control” includes:

▶	acquisition by a person or group of more than 50% of Carpenter’s outstanding common stock or more than 50% of the combined voting power of Carpenter’s then outstanding securities;

▶	change in the composition of the majority of the Board without the approval of the incumbent directors;

▶	certain mergers, sales of assets or similar transactions where the company’s stockholders, determined immediately before the transaction, do not control the surviving entity; or

▶	stockholder approval of a liquidation or dissolution of the company.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	73

Executive Compensation • Fiscal Year 2018 Potential Payments Upon Termination or Change in Control Table

Stock-Based Incentive Compensation Plan

The table below reflects that the company’s Stock-Based Incentive Compensation Plan provides, upon a Change in Control, for the waiver of performance and vesting conditions otherwise applicable to outstanding equity awards. Carpenter implemented a double trigger vesting policy for equity awards granted on or after July 1, 2018.

For purposes of the Stock-Based Incentive Compensation Plan, “Change in Control” includes:

▶	acquisition by a person or group, during any time period, of more than 50% of Carpenter’s outstanding common stock;

▶	acquisition by a person or group, during any 12-month period, of stock representing more than 35% of the combined voting power of Carpenter’s then outstanding securities;

▶	change in the composition of the majority of the Board without the approval of the incumbent directors; or

▶	sale of 50% or more of Carpenter’s assets.

Fiscal Year 2018 Potential Payments Upon Termination or Change in Control Table

The table does not include benefits that are generally available to salaried employees on a non-discriminatory basis, previously vested stock awards, or benefits disclosed in the Pension Benefits Table and the Non-Qualified Deferred Compensation Plan Table to the extent payable in the ordinary course (i.e., without enhancement attributable to the severance event or Change in Control). The table in all cases assumes the termination event occurred on June 30, 2018, and values equity awards based on the per share closing price of the company’s common stock on June 29, 2018 ($52.57). This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment or Change in Control can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

74	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Executive Compensation • Fiscal Year 2018 Potential Payments Upon Termination or Change in Control Table

		Before Change in Control	Before Change in Control	Before Change in Control	After Change in Control(2)

Named Executive	Benefit	Retirement or Resignation(1)	Death or Disability	Termination by the Company without Cause or Resignation for Good Reason	Termination by the Company without Cause or Resignation for Good Reason

Thene, Tony R.	Restricted Stock Unit Award (08/03/15)	$0	$785,291	$0	$785,291
President	Restricted Stock Unit Award (08/01/16)	$0	$943,106	$0	$943,106
and Chief Executive Officer	Restricted Stock Unit Award (08/01/16)	$0	$1,618,367	$0	$1,618,367
	Restricted Stock Unit Award (07/31/17)	$0	$910,197	$0	$910,197
	Performance Share Opportunity (08/01/16)(3)	$0	$1,257,476	$0	$943,106
	Performance Share Opportunity (07/31/17)(4)	$0	$606,798	$0	$910,197
	Performance Share Award (08/01/16)	$0	$448,002	$0	$448,002
	Performance Share Award (07/31/17)	$0	$1,820,394	$0	$1,820,394
	Stock Option Award (08/03/15)	$0	$306,275	$0	$306,275
	Stock Option Award (08/01/16)	$0	$584,086	$0	$584,086
	Stock Option Award (08/01/16)	$0	$3,052,449	$0	$3,052,449
	Stock Option Award (07/31/17)	$0	$0	$0	$748,431
	Severance—Executive Severance Plan(5)	$0	$0	$1,358,573	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$3,572,254
Totals		$0	$12,332,441	$1,358,573	$16,642,155

Audia, Damon J.	Restricted Stock Unit Award (10/19/15)	$0	$146,986	$0	$146,986
Senior Vice President	Restricted Stock Unit Award (08/01/16)	$0	$235,776	$0	$235,776
and Chief Financial Officer	Restricted Stock Unit Award (08/01/16)	$0	$626,319	$0	$626,319
	Restricted Stock Unit Award (07/31/17)	$0	$227,576	$0	$227,576
	Performance Share Opportunity (08/01/16)(3)	$0	$314,370	$0	$235,776
	Performance Share Opportunity (07/31/17)(4)	$0	$151,718	$0	$227,576
	Performance Share Award (08/01/16)	$0	$111,974	$0	$111,974
	Performance Share Award (07/31/17)	$0	$455,151	$0	$455,151
	Stock Option Award (10/19/15)	$0	$79,848	$0	$79,848
	Stock Option Award (08/01/16)	$0	$146,015	$0	$146,015
	Stock Option Award (08/01/16)	$0	$1,181,303	$0	$1,181,303
	Stock Option Award (07/31/17)	$0	$0	$0	$187,114
	Severance—Executive Severance Plan(5)	$0	$0	$498,660	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,346,672
Totals		$0	$3,677,036	$498,660	$5,208,086

Haniford, Joseph E.	Restricted Stock Unit Award (08/03/15)	$0	$178,475	$0	$178,475
Vice President—BMO	Restricted Stock Unit Award (08/01/16)	$0	$202,132	$0	$202,132
and Global Advanced Engineering	Restricted Stock Unit Award (08/01/16)	$0	$616,226	$0	$616,226
	Restricted Stock Unit Award (07/31/17)	$0	$195,087	$0	$195,087
	Performance Share Opportunity (08/01/16)(3)	$0	$269,510	$0	$202,132
	Performance Share Opportunity (07/31/17)(4)	$0	$130,060	$0	$195,087
	Performance Share Award (08/01/16)	$0	$95,993	$0	$95,993
	Performance Share Award (07/31/17)	$0	$390,175	$0	$390,175
	Stock Option Award (08/03/15)	$0	$69,599	$0	$69,599
	Stock Option Award (08/01/16)	$0	$125,161	$0	$125,161
	Stock Option Award (08/01/16)	$0	$1,162,278	$0	$1,162,278
	Stock Option Award (07/31/17)	$0	$0	$0	$160,382
	Severance—Executive Severance Plan(5)	$0	$0	$481,788	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,305,920
Totals		$0	$3,434,696	$481,788	$4,898,647

Dee, James D.	Restricted Stock Unit Award (08/03/15)	$117,809	$117,809	$117,809	$117,809
Vice President, General	Restricted Stock Unit Award (08/01/16)	$89,825	$134,737	$89,825	$134,737
Counsel and Secretary	Restricted Stock Unit Award (08/01/16)	$296,635	$444,952	$296,635	$444,952
	Restricted Stock Unit Award (07/31/17)	$43,353	$130,058	$43,353	$130,058
	Performance Share Opportunity (08/01/16)(3)	$179,650	$179,650	$179,650	$134,737
	Performance Share Opportunity (07/31/17)(4)	$86,706	$86,706	$86,706	$130,058
	Performance Share Award (08/01/16)	$42,652	$63,978	$42,652	$63,978
	Performance Share Award (07/31/17)	$86,705	$260,116	$86,705	$260,116
	Stock Option Award (08/03/15)	$45,943	$45,943	$45,943	$45,943
	Stock Option Award (08/01/16)	$55,627	$83,441	$55,627	$83,441
	Stock Option Award (08/01/16)	$559,507	$839,260	$559,507	$839,260
	Stock Option Award (07/31/17)	$0	$0	$0	$106,929
	Severance—Executive Severance Plan(5)	$0	$0	$454,769	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,097,192
Totals		$1,604,412	$2,386,650	$2,059,181	$3,589,210

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	75

Executive Compensation • Fiscal Year 2018 Potential Payments Upon Termination or Change in Control Table

(1)

Mr. Dee is the only NEO who was retirement eligible as of June 30, 2018. Values shown as a result of retirement are prorated as applicable based on the number of days in service during each respective performance and/or restriction period.

(2)

Benefits received under the Change in Control Severance Plan require a Change in Control and a subsequent severance event. Equity awards granted under the Stock-Based Incentive Compensation Plan through June 30, 2018, are vested at the time of a Change in Control with or without termination of employment. Carpenter has implemented a double-trigger vesting policy for equity awards granted on or after July 1, 2018.

(3)	Values represent two-thirds of the maximum performance opportunity in the case of death or Disability, and one hundred percent of the target performance opportunity in the case of a Change in Control.

(4)	Values represent one-third of the maximum performance opportunity in the case of death or Disability, and one hundred percent of the target performance opportunity in the case of a Change in Control.

(5)

The Board of Directors approved the Executive Severance Plan to create a standard practice of addressing executive severance in certain circumstances. All NEOs are subject to the provisions of this plan. Details of the Executive Severance Plan are summarized above. The values of the described benefits are as follows:

Named Executive	Base Salary	Benefit Continuation	Outplacement	Total

Tony R. Thene	$1,306,875	$31,698	$20,000	$1,358,573

Damon J. Audia	$458,380	$20,280	$20,000	$498,660

Joseph E. Haniford	$451,000	$10,788	$20,000	$481,788

James D. Dee	$413,637	$21,132	$20,000	$454,769

(6)	All NEOs are subject to the Change in Control Severance Plan, the details of which are summarized above. The values of the described benefits are as follows:

Named Executive	Base Salary and Bonus	Benefit Continuation	Outplacement	Total

Tony R. Thene	$3,485,000	$67,254	$20,000	$3,572,254

Damon J. Audia	$1,283,464	$43,208	$20,000	$1,346,672

Joseph E. Haniford	$1,262,800	$23,120	$20,000	$1,305,920

James D. Dee	$1,054,774	$22,418	$20,000	$1,097,192

Messrs. Thene, Audia and Haniford are subject to reduced benefits because otherwise they would have an aggregate parachute value, consisting of payments or distributions payable pursuant to the Change in Control Severance Plan and the Stock-Based Incentive Compensation Plan, that exceeds the threshold amount that would subject them to the excise tax under Section 4999 of the Code. Pursuant to the terms of the Change in Control Severance Plan, the following cutbacks would likely be applied to avoid the excise tax: Mr. Thene would have his severance benefits reduced by $4,251,814; Mr. Audia would have his severance benefits reduced by $709,497; and Mr. Haniford would have his severance benefits reduced by $562,449. The amounts shown in this footnote and in the main table above reflect the full value of each NEO’s respective Change in Control severance benefits before applying the cutback.

76	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

General Information

Why We Solicit Proxies

Carpenter’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote during the Annual Meeting—even those who cannot attend the Annual Meeting in person. You are being asked to vote on three proposals:

▶	The election of three directors, Philip M. Anderson, Kathleen Ligocki, and Jeffrey Wadsworth, each to a three-year term that will expire in 2021;

▶	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2019; and
▶	Approval of the compensation of Carpenter’s Named Executive Officers, in an advisory vote.

Method and Cost of Solicitation

Carpenter will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement, and proxy card. Directors, officers, and other employees of Carpenter may solicit proxies in person or by telephone without additional compensation. The company has also hired Georgeson Inc. to assist with the solicitation of proxies for a fee of $9,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, Carpenter will reimburse those expenses.

Who Can Vote

Stockholders who were record owners of Carpenter common stock at the close of business on August 10, 2018, which is the record date for the Annual Meeting, may vote at the Annual Meeting. On August 10, 2018, there were 47,316,476 shares of Carpenter common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Each participant in the Savings Plan of Carpenter Technology Corporation, the Savings Plan of Amega West Services LLC, or the Latrobe Steel Company Voluntary Investment Program may direct The Vanguard Group, as trustee, how to vote the shares credited to the participant’s account. Vanguard will vote the shares as directed and will treat any such directions it receives as confidential. Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares. Vanguard must receive voting instructions no later than Thursday, October 4, 2018.

How to Vote

You may vote in one of four ways

VOTE ONLINE

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares by accessing the website address given on the proxy card you received from your broker, bank, or other nominee. You will need the control number that appears on your proxy card when you access the web page.

If your shares are registered in your name: Vote your Carpenter shares by visiting the website www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	77

General Information • Broker Non-Votes and Abstentions

VOTE BY TELEPHONE

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank, or other nominee.

If your shares are registered in your name: Vote your Carpenter shares by calling toll-free 1-800-690-6903 and following the instructions, which will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

VOTE BY RETURNING YOUR PROXY CARD

You may vote by signing and returning your proxy card. Stockholders of record receive the proxy materials, including a proxy card, from Carpenter. Stockholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from their bank or broker. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you are a stockholder of record, unless you tell us to vote differently, we plan to vote signed and returned proxies for the nominees for director; to approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019; to approve the compensation of Carpenter’s named executive officers in an advisory vote.

Stockholders who hold their shares in street name should refer to “Broker Non-Votes and Abstentions” below for information about how their shares will be voted on any matter for which they do not provide instructions to their bank or broker.

If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

VOTE BY BALLOT AT THE MEETING

You may attend the Annual Meeting and vote by ballot that you will receive at the meeting. Beneficial owners can vote at the meeting by requesting a legal proxy from www.proxyvote.com at least ten calendar days before the meeting. Your admission ticket to the Annual Meeting is either attached to your proxy card or is in the e-mail by which you received your Proxy Statement. If your shares are held in the name of a broker, bank, or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of a stated number of shares of Carpenter stock as of the record date August 10, 2018.

Broker Non-Votes and Abstentions

A broker non-vote occurs when the bank or brokerage firm holding shares on behalf of a stockholder does not receive timely voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote those shares on specified matters.

If you are a beneficial owner and hold your shares in street name, and you do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals.

Your broker or nominee will be permitted to exercise discretionary authority to vote your shares to ratify our selection of PwC as our independent registered public accounting firm even if you do not give voting instructions with respect to that proposal.

Because each proposal will be determined by a majority of the votes cast, broker non-votes will have no effect on the outcome of any vote.

78	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

General Information • Quorum and Required Votes

Quorum and Required Votes

We need a quorum of stockholders to conduct business at the Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote either attend or are represented by proxy at the Annual Meeting. Broker non-votes and votes withheld (abstentions) are counted as present for the purpose of establishing a quorum.

Carpenter’s By-Laws and Delaware law govern the vote needed to approve the proposals. Assuming the presence of a quorum, all actions properly presented at the Annual Meeting may be approved by a majority of the total votes cast. Abstentions and broker non-votes as to any matter are not included in the vote count for that matter, and will have no impact on the outcome of the approval of that matter.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted at the Annual Meeting. You can write to Carpenter’s Corporate Secretary at 1735 Market Street, 15th Floor, Philadelphia, PA 19103, stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the Annual Meeting, you may vote by ballot, which will cancel your previous proxy vote.

Stockholder Nominations to the Board of Directors

Under Carpenter’s By-Laws, in order to nominate a person for election at the 2019 Annual Meeting of Stockholders, you must provide written notice of your proposed nomination to the Corporate Secretary at Carpenter’s headquarters, 1735 Market Street, 15th Floor, Philadelphia, PA 19103, between June 3, 2019, and July 16, 2019. Your notice must contain your name, address, and the number of shares of Carpenter stock you own, in addition to the other information required in our By-Laws, together with a signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee and will serve as a director if elected.

Carpenter may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director. Only individuals nominated in accordance with Carpenter’s By-Laws and applicable Delaware law are eligible for election as a director.

2019 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2019 Annual Meeting of Stockholders, we must receive your written proposal no later than May 16, 2019. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission (“SEC”), the laws of the State of Delaware, and Carpenter’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Under Carpenter’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2019 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between June 11, 2019, and July 11, 2019. For each matter that you wish to bring before the meeting, you must provide the information required in Carpenter’s By-Laws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and related materials for two or more stockholders sharing the same address by delivering a single proxy statement to that address unless contrary instructions have been received from one of the affected stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for Carpenter.

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	79

General Information • Where You Can Find More Information

If you prefer, Carpenter will promptly deliver a separate copy of the Proxy Statement and related materials to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103, telephone 610-208-2102. If you want to receive separate copies of the Proxy Statement and related materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and phone number above.

Where You Can Find More Information

Carpenter files annual, quarterly and current reports, proxy statements, and other information with the SEC. These SEC filings are also available to the public from the website maintained by the SEC at www.sec.gov or at www.cartech.com.

Upon request of any stockholder, a copy of Carpenter’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, including a list of the exhibits thereto, may be obtained, without charge, by writing to Carpenter’s Corporate Secretary at Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

80	CARPENTER TECHNOLOGY 2018 PROXY STATEMENT

Other Matters

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on such business in accordance with their judgment.

By order of the Board of Directors,

James D. Dee

Vice President, General Counsel and Secretary

CARPENTER TECHNOLOGY 2018 PROXY STATEMENT	81

Our values Zero Injury Workplace We believe that all injuries are preventable and that the safety of all employees is our top priority. Transparency We speak to each other openly and honestly and are proactive in communicating up, down, and across the organization. Above the Line Accountability We require each of us to take personal responsibility to "See It, Own It, and Do It" to obtain desired results. Performance We choose to excel at what we do, and we are intolerant of not meeting or beating expectations, goals, and promises. Professional Confrontation We speak up, and we speak out, but once we make well-informed decisions, supported by reliable data, we move on. Collaboration We are invested in our teammates, success and in cross-functional initiatives in order to make the organization better. Dignity and Respect We value each person as an individual, respect their aspirations, and act honorably in our interactions. Integrity and Ethics We act responsibly and maintain high ethical standards in the way we interact with each other, customers, suppliers, and communities.

Carpenter Technology Corporation (NYSE:CRS) is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, medical, industrial, and consumer electronics markets. Founded in 1889, Carpenter has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter has expanded its AM capabilities to provide a complete "end-to-end" solution to accelerate materials innovation and streamline parts production. www.cartech.com. Carpenter Technology Corporation 1735 Market Street Philadelphia, PA 19103 United States

CARPENTER TECHNOLOGY CORPORATION 1735 MARKET STREET PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

  — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees

01	Philip M. Anderson 02 Kathleen Ligocki 03 Jeffrey Wadsworth

The Board of Directors recommends you vote FOR proposals 2. and 3.:								For	Against	Abstain

2.	Approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm.							☐	☐	☐

3.	Advisory approval of the company's Executive Compensation.							☐	☐	☐

NOTE: This proxy, when properly executed, will be voted in the manner directed hereon. If no direction is made, this proxy will be voted FOR election of the nominees for directors in Proposal 1 and FOR Proposals 2 and 3.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Admission Ticket

Annual Meeting

of

Stockholders of Carpenter Technology Corporation

Tuesday, October 9, 2018 - 11:00 AM

If you plan to attend the 2018 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card on the reverse side. Please present this admission ticket to the Carpenter Technology Corporation representative.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

CARPENTER TECHNOLOGY CORPORATION

Annual Meeting of Stockholders

October 9, 2018-11:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Carpenter Technology Corporation appoints James D. Dee and Timothy Lain, or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournment thereof. The meeting will be held at the Pyramid Club, 1735 Market Street, Philadelphia, Pennsylvania, on Tuesday, October 9, 2018, at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side